     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 28, 2000

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                E-CENTIVES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                7389                               52-1988332
(State or other jurisdiction of        (Primary Standard Industrial         (I.R.S. Employer Identification
incorporation or organization)          Classification Code Number)                      No.)

                             ---------------------

                        6903 ROCKLEDGE DRIVE, SUITE 1200
                            BETHESDA, MARYLAND 20817
                                 (301) 564-6700
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                             ---------------------

                              JASON R. KARP, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                                E-CENTIVES, INC.
                        6903 ROCKLEDGE DRIVE, SUITE 1200
                            BETHESDA, MARYLAND 20817
                                 (301) 564-6700
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------

                                   Copies to:

            STEVEN M. KAUFMAN, ESQ.                                DR. FRANCOIS M. BIANCHI
             HOGAN & HARTSON L.L.P.                                 NIEDERER KRAFT & FREY
          555 THIRTEENTH STREET, N.W.                                   BAHNHOFSTR. 13
             WASHINGTON, D.C. 20004                                     CH-8001 ZURICH
           TELEPHONE: (202) 637-5600                              TELEPHONE: +41-1-217-1000
           FACSIMILE: (202) 637-5910                              FACSIMILE: +41-1-217-1400

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED                PROPOSED
      TITLE OF EACH CLASS              AMOUNT TO BE          MAXIMUM OFFERING        MAXIMUM AGGREGATE           AMOUNT OF
 OF SECURITIES TO BE REGISTERED         REGISTERED           PRICE PER UNIT(1)        OFFERING PRICE        REGISTRATION FEE(1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01...                                                        $49,500,000               $13,068
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION AND AMENDMENT, DATED JULY [28], 2000

PRELIMINARY OFFERING CIRCULAR AND LISTING PROSPECTUS

[e-centives Logo]                                E-CENTIVES, INC.

(a stock corporation under the laws of the United States, State of Delaware)

--------------------------------------------------------------------------------
                SHARES
COMMON STOCK
USD 0.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------

This is the initial public offering of e-centives, Inc. We are offering shares of our common stock in Switzerland. No offers or sales of our common stock will be made in the United States. We anticipate that the price
range of the initial public offering price will be between Sfr.            and
Sfr.            per share.

Prior to this offering, there has been no public market for our common stock. We have applied to list our common stock on the SWX New Market of the SWX Swiss Exchange under the symbol "ECEN." After this offering, there will be no public market for our common stock in the United States.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE RISK FACTORS BEGINNING ON PAGE 7 BEFORE MAKING AN INVESTMENT DECISION.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, ANY UNITED STATES STATE SECURITIES COMMISSION, NOR ANY SWISS FEDERAL OR CANTONAL GOVERNMENTAL AUTHORITY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                               Underwriting
                                                             Public offering   discounts and   Proceeds to
                                                                  price         commissions    e-centives
                                                             ---------------   -------------   -----------
       Per Share...........................................
       Total...............................................

    LEAD MANAGER                 CO-MANAGER
 SWISSFIRST BANK AG            PICTET & CIE.

                                 SELLING AGENT
                                BANK AM BELLEVUE

                 The date of this prospectus is         , 2000

     [The graphic on the inside cover is vertically oriented such that the top of the graphic runs along the left hand side of page. The title at the top of the graphic reads, "e-centives(TM) Direct Marketing Infrastructure," in bold font. Along the left third of the graphic are a series of squares, aligned three by four, containing the names of the following Partners: "Excite, iVillage.com, ZDNet, USATODAY.com, Deja.com, Prodigy Internet, theglobe.com, NextCard, Third Age Media, NetZero, Parents.com, and Mom.com." Below the squares, is the phrase, "Outsourced Promotions Application for Partners, Including High-Traffic Portal, Community and Content Sites," in bold font. To the right of the squares are two bold arrows, with one pointing left to the squares in the left graphic and the other pointing right to the graphic in the middle of the page. The middle graphic contains cylindrical figures representing databases sitting atop a square figure representing e-centives' servers and software applications. Below the middle graphic is the e-centives logo. Above the middle graphic is the phrase, "Our Platform, Applications and Member Databases." To the right of the middle graphic is a large bold arrow connecting and encircling the right graphic above which are two small arrows, pointing left to the middle graphic and right to the right graphic. The bold arrow encircling the right graphic has along the outside of the circle the words "Targeted Traffic," "Conversion" and "Retention." The right graphic, inside of the circular bold arrow, contains a series of squares, aligned three by three, with each square sitting on top of a number of underlying squares. Each of the top tiered squares contains the name of the following marketers: "Tower Records, PETsMART.com, planetRx.com, SmarterKids.com, ShopSports.com, Overstock.com, Cooking.com, Sears.com, CarParts.com." Below the squares is the phrase, "Comprehensive Direct Marketing Solutions for Marketers, Including Merchants, Advertisers and Manufacturers."]

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and financial statements and accompanying notes appearing elsewhere in this prospectus before making an investment decision. Unless otherwise noted, the information in this prospectus assumes the conversion of each outstanding share of preferred stock into one share of common stock, which will occur upon the closing of this offering.

                                E-CENTIVES, INC.

     We provide an online direct marketing infrastructure that enables marketers to access consumers across our network of partner web sites. Our system allows marketers to offer a wide range of promotions for products and services in which consumers have expressed interest. These promotions can include digital coupons, sales notices, free shipping offers, minimum purchase discounts and repeat purchase incentives. We call these online promotions e-centives. We developed a web-based application which enables consumers to register to receive e-centives at our partners' web sites or through our web site, www.e-centives.com. Our members provide demographic information and indicate interests in product categories in return for e-centives targeted to their shopping preferences. We create an online account for each member which can be accessed on the web site of the partner through which they joined and on our web site. Members can also elect to receive e-centives by e-mail. We also offer technology to our marketers that automatically recognizes our members when they enter the marketer's web site, and highlights and applies relevant e-centives during the shopping and purchase process. We believe that the combination of targeting, convenience and integration provided by our system increases the effectiveness of promotions. During the three months ended March 31, 2000, we delivered e-centives for over 75 marketers including leading brands such as Disney, Egghead.com, REI.com ShopSports.com and Tower Records.

     Our partners include high-traffic portal, community and content web sites, such as Excite, ZDNet, and iVillage.com. We provide a web-based application to our partners that enables them to offer e-centives accounts and promotions to their users on a co-branded basis, maintaining the look and feel of the partner's web site. We thereby enable our partners to incorporate a new member benefit into their web site without the costs and challenges of building and maintaining their own direct marketing system. We believe these relationships enable us to expand our database of consumers, provide convenient access for our members and attract new marketers to our system.

     As of March 31, 2000, we maintained over 3.0 million e-centives accounts for members. Although we keep our members' identities confidential, we analyze our database of demographic and preference information with sophisticated tracking and data analysis to help our marketers execute more effective promotional campaigns. We believe our combination of partners, marketers and members across a network of web sites creates a robust infrastructure for offering targeted promotions over the Internet.

MARKET OPPORTUNITY

     According to IDC, online commerce will increase from approximately USD
130.5 billion in 1999 to USD 1.6 trillion in 2003. As the number of people using online commerce grows, advertisers are increasingly using the Internet to locate customers, advertise products and services and facilitate transactions. Forrester Research estimates that online consumer marketing spending in the U.S. will increase from USD 7.1 billion in 2000 to USD 41.1 billion in 2005.

     Early online advertising strategies focused on building brand awareness and primarily employed banner advertisements on high volume web sites. As the volume of online advertising has expanded, however, banner advertisements have proven to be ineffective for attracting customers and promoting purchases. According to Net Ratings, response or click-through rates for banner advertisements were approximately 0.42% in March 2000, down from approximately 0.63% in April 1999.

     In response, online advertisers are increasingly focusing resources on direct marketing techniques. The Internet is particularly well suited to direct marketing because of its ability to access broad audiences or precisely defined consumer groups. The Internet enables marketers to collect data regarding the success of marketing and promotional programs. Forrester Research estimates that online consumer promotions in the U.S. will increase from USD 1.8 billion in 2000 to USD 14.4 billion in 2005.

OUR SOLUTION

     We have developed a comprehensive direct marketing infrastructure designed to enable marketers to access consumers across a network of partner web sites. We believe that by developing a system that benefits our marketers, partners and members, we are well positioned to become a leading direct marketing infrastructure on the Internet.

     - Marketer Benefits. We enable marketers to access our large membership base across our partners' web sites. Our technology enables us to deliver targeted promotions for our marketers based on the demographic and purchase preference information of our members. Through our service, marketers can provide a wide range of offers, including digital coupons, sales notices, free shipping offers, minimum purchase discounts and return purchase incentives.

     - Partner Benefits. We provide our partners with a web-based software application that can be integrated into their web sites which allows them to offer a new service to their users. Our system gives our partners an additional direct marketing solution for their advertising clients. We provide our partners with a new source of revenue.

     - Member Benefits. We seek to deliver relevant offers to our members based on the demographic and purchase preference information they provide us. All e-centives delivered to members, including those delivered by e-mail, are stored in the member's personal account organizer where they can be easily accessed. All information in our member databases is digitally encoded, anonymous and secure to maintain the privacy of our members.

STRATEGY

     Our goal is to be the leading provider of direct-marketing infrastructure on the Internet. To achieve this objective, we intend to:

     - Expand our network of partners and membership base;

     - Increase the number of marketers and offers;

     - Continue to develop our direct marketing and promotional tools;

     - Increase our brand awareness; and

     - Expand our business internationally.

                                ---------------

     We were incorporated as Imaginex, Inc. in the United States in the State of Delaware in August 1996 and changed our corporate name to Emaginet, Inc. in October 1996. In March 1999, we changed our corporate name to e-centives, Inc. Our principal offices are located at 6903 Rockledge Drive, Suite 1200, Bethesda, Maryland, USA 20817. Our telephone number is ++1 (301) 564-6700. Our web site is located at www.e-centives.com. The information on our web site is not a part of this prospectus.

     We have filed for U.S. federal trademark registration of "e-centives" and PromoCast, PromoCommerce and PromoMail. This prospectus also contains other trademarks of ours, including Campaign Manager. We claim rights in other names and marks. This prospectus contains the marks and names of other entities which are the property of their respective owners.

                                  THE OFFERING

     This offering is being conducted in Switzerland. No offers or sales of our common stock will be made in the United States. There will be no public trading market for our shares in the United States. We have applied to list our common stock on the SWX New Market of the SWX Swiss Exchange. This prospectus contains additional information required by the listing rules of the SWX Swiss Exchange and the additional rules for listing on the SWX New Market.

     We are not authorized to offer shares in this offering to the public in the United Kingdom within the meaning of the United Kingdom Public Offers of Securities Regulations 1996. The shares being offered and sold in this offering may not be lawfully offered or sold to persons in the United Kingdom except in circumstances which do not result in an offer to the public in the United Kingdom within the meaning of the United Kingdom Public Offers of Securities Regulations 1996 or otherwise in compliance with all applicable provisions of such regulations and the United Kingdom Financial Services Act 1986. This prospectus may only be issued or passed on in the United Kingdom to a person who is of a kind described in Article 11(3) of the United Kingdom Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or to whom it may otherwise lawfully be issued to or passed on.

Common Stock Offered by
  e-centives...............

Common Stock to be
  Outstanding After this
  Offering.................              shares (1)

Estimated Price Range......  Between Sfr.      and Sfr.      per share, or,
                             between approximately USD  and USD  per share(2)

Offer Price................  The offer price per share is expected to be set by us and swissfirst Bank AG upon completion of the
                             bookbuilding period on September   , 2000, and will
                             be published in the electronic media as well as in Neue Zurcher Zeitung and Le Temps, two nationally circulated newspapers in Switzerland.

Use of Proceeds............  For general corporate purposes, including working capital, hiring personnel, capital expenditures, expansion of sales and marketing activities, development of technology, and payment of accrued dividends on our Series A preferred stock.

Estimated Net Proceeds to
  e-centives...............  USD

Risk Factors...............  See "Risk Factors" on page 7 for a discussion of factors you should consider before deciding to invest in shares of our common stock.

Bookbuilding Period........  The bookbuilding period for the offering will
                             commence on September   , 2000 and is expected to
                             end on September   , 2000.

Listing and Trading........  We have applied to list all of our shares of common stock issued and outstanding after the offering on the SWX New Market of the SWX Swiss Exchange. It is expected that the shares will be listed, and that
                             dealings will commence, on or about September   ,
                             2000.

Lock-up Agreements.........  All of our existing stockholders have entered into lock-up agreements with the underwriters and/or the SWX Swiss Exchange whereby they have agreed not to sell or otherwise dispose of their shares for periods of at least six months from the date of the initial listing of our shares on the SWX New Market. See "Risk Factor -- Many of our shares will be eligible for sale within a short time offering which could result in a decline in our stock price."

Certification of Shares....  The shares to be issued in this offering will be represented by a global certificate and the investors participating in this offering will have no entitlement to have their shares printed or physically delivered.

Clearance and Settlement...  We have applied for the shares to be accepted for clearance and settlement through SIS
                             SegaIntersettle AG. We will deliver the shares in collective custody in Switzerland at SIS SegaIntersettle AG. It is expected that payment for, and delivery by book-entry of the offered
                             shares will take place on about September   , 2000.

Market Making..............  swissfirst Bank AG will serve as a market maker for the shares on the SWX New Market until September
                               , 2001 in accordance with Article 11 of the
                             Additional Rules for the Listing on the SWX New
                             Market.

Investment Research
Studies....................  swissfirst Bank AG has undertaken to make every effort to provide regular, at the minimum semi-annual investment research studies of e-centives during the first two years from the first listing of the shares on the SWX New Market in accordance with Article 15 of the Additional Rules for the Listing on the SWX New Market.

Clearing Codes.............  Swiss Security Number: 1101814
                             Stock Exchange Symbol: ECEN
                             ISIN Number: CH0011018147
---------------

(1) The number of shares of our common stock that will be outstanding after this offering excludes:

     - 2,218,100 shares of common stock issuable upon exercise of employee stock options outstanding as of March 31, 2000 at a weighted average exercise price of USD 3.12 per share;

     - 1,009,625 shares of common stock available for future grant under our employee stock option plan as of March 31, 2000; and

     - 599,485 shares of common stock issuable upon exercise of warrants outstanding as of March 31, 2000, that are currently exercisable at a weighted average exercise price of USD 5.82 per share.

(2) Assumes an exchange rate of        Swiss francs per one U.S. Dollar as of
    September   , 2000.

                             SUMMARY FINANCIAL DATA
               (IN U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

     The tables below present summary financial data of e-centives which you should read together with our financial statements prepared in accordance with generally accepted accounting principles in the United States and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" presented elsewhere in this prospectus.

     Our historical financial information may not necessarily reflect our results of operations or financial position in the future. The shares used to compute 1999 and March 31, 2000 supplemental pro forma unaudited basic and
diluted net loss per share includes           shares, representing the number of
shares whose proceeds would be necessary to cover the USD      for payment of
accrued, unpaid dividends at the assumed offering price of USD   per share. The
following table sets forth our statement of operations data for the periods presented.

                                     PERIOD FROM
                                      AUGUST 2,
                                    1996 (DATE OF
                                     INCEPTION)                                          THREE MONTHS ENDED
                                       THROUGH           YEAR ENDED DECEMBER 31,              MARCH 31,
                                    DECEMBER 31,    ---------------------------------   ---------------------
                                        1996          1997        1998        1999        1999        2000
                                    -------------   ---------   ---------   ---------   ---------   ---------
                                                                                             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue...........................    $      --     $      --   $      --   $     740   $      --   $   1,042
Gross profit (loss)...............           --            --          --        (287)       (158)        642
Loss from operations..............         (201)       (2,672)     (4,877)    (16,991)     (1,850)     (6,462)
Net loss..........................         (197)       (2,485)     (4,567)    (16,689)     (1,746)     (6,345)
Preferred stock dividend
  requirements and accretion of
  convertible redeemable preferred
  stock...........................           --          (180)       (383)       (383)        (96)       (149)
                                      ---------     ---------   ---------   ---------   ---------   ---------
Net loss applicable to common
  stockholders....................    $    (197)    $  (2,665)  $  (4,950)  $ (17,072)  $  (1,842)  $  (6,494)
                                      =========     =========   =========   =========   =========   =========
Basic and diluted loss per common
  share...........................    $   (0.07)    $   (0.56)  $   (1.02)  $   (3.51)  $   (0.38)  $   (1.33)
                                      =========     =========   =========   =========   =========   =========
Shares used to compute basic and
  diluted net loss per common
  share...........................    2,881,053     4,726,882   4,860,000   4,869,601   4,860,000   4,875,542
                                      =========     =========   =========   =========   =========   =========
Pro forma unaudited basic and
  diluted net loss per common
  share...........................                                          $                       $
Shares used to compute pro forma
  unaudited basic and diluted net
  loss per common share...........
Supplemental pro forma unaudited
  basic and diluted net loss per
  common share....................                                          $                       $
Shares used to compute
  supplemental pro forma unaudited
  basic and diluted net loss per
  common share....................

     The following table sets forth a summary of our balance sheet as of March 31, 2000:

     - on an actual basis;

     - on a pro forma basis giving effect to the issuance of 6,528,434 shares of common stock upon conversion of all of our preferred stock outstanding as of March 31, 2000 into common stock at the closing of this offering; and

     - on a pro forma as adjusted basis to reflect the preceding pro forma
       adjustment and the sale of             shares of our common stock in this
       offering, assuming an offering price of USD   per share after deducting
       underwriting discounts and commissions and our estimated offering expenses of USD 1,000,000 and payment of accrued dividends on the Series A preferred stock.

                                                                         AS OF MARCH 31, 2000
                                                              -------------------------------------------
                                                                                               PRO FORMA
                                                                ACTUAL         PRO FORMA      AS ADJUSTED
                                                              -----------     -----------     -----------
                                                              (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................    $12,142         $12,142         $
Working capital.............................................     13,716          13,716
Total assets................................................     19,994          19,994
Deferred revenue............................................      1,268           1,268
Convertible redeemable preferred stock......................     21,737              --
Stockholders' equity (deficit)..............................     (4,195)         17,542

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before you decide to purchase shares of our common stock. Although we have described below all risks we consider material, additional risks and uncertainties not known to us or that we now believe to be unimportant could also impair our business. Any of these risks could materially and adversely affect our business, financial condition or operating results. As a result, the trading price of our common stock could decline, and you could lose all or part of your investment.

                         RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT.

     Because of our limited operating history, it is difficult to evaluate our business and prospects. We were incorporated in August 1996 and launched our e-centives online direct marketing system in November 1998. We did not begin to generate revenues until the third quarter of 1999, and therefore have had only four quarters of financial results reflecting sales of our services. We have never operated during a general national economic downturn, which typically adversely affects advertising and marketing expenditures and retail sales. Accordingly, our limited operating history may not provide investors with a meaningful basis for evaluating an investment in our common stock.

WE HAVE NOT BEEN PROFITABLE IN THE PAST, AND WE MAY NOT BECOME PROFITABLE.

     Our business has only recently emerged from the development stage. To date, we have had little revenue and have not been profitable. We may never be profitable or, if we do become profitable, may be unable to sustain profitability. We expect to continue to incur losses for the foreseeable future because we expect to continue to spend significant financial resources to expand our business. We did not begin to generate revenues until the third quarter of 1999. As of March 31, 2000, our accumulated deficit was approximately USD 30 million. If we cannot achieve operating profitability or positive cash flows from operating activities, our stock price may decline and we may be unable to continue our operations.

THE DEMAND FOR OUR SERVICES IS UNCERTAIN.

     Since our business model is new, we cannot predict the demand for our direct marketing services. Demand for our direct marketing services is dependent upon many factors, including:

     - uncertainty about the value and effectiveness of our personalized online direct marketing services;

     - the number of consumers, partners and marketers our system attracts;

     - our ability to compete successfully in our market;

     - our clients' ability to sell their products and services to the consumers who participate in our system; and

     - the quality, accuracy and utility of the information we provide to marketers regarding member demographics, member activity and promotional success.

If our online direct marketing services do not achieve market acceptance, our business will not become profitable.

OUR FINANCIAL RESULTS WILL SUFFER IF OUR MEMBERS DO NOT REGULARLY USE OUR
SYSTEM.

     Our ability to generate revenue depends on frequent and regular member activity. In certain cases, we do not recognize revenue from the sale of e-centives unless our members access their online accounts. In addition, if our members do not visit the web sites of marketers in response to e-centives, marketers may not continue to use our system. If we are unable to increase the frequency with which our members conduct these activities, our ability to generate revenues will be adversely affected and our business will suffer.

OUR INABILITY TO MAINTAIN EXISTING AND ESTABLISH NEW RELATIONSHIPS WITH PARTNERS OPERATING HIGH-TRAFFIC PORTAL, COMMUNITY AND CONTENT WEB SITES WOULD CAUSE OUR FINANCIAL RESULTS TO SUFFER.

     Our success depends heavily on our ability to establish relationships with and deliver our service through high-traffic portal, community and content web sites, such as Excite, ZDNet and iVillage.com. We rely on these relationships to increase our membership base and to provide entry points into our system for members. In particular, we are dependent on our relationship with Excite because we currently obtain most of our new members through its web site, www.excite.com, and expect this trend to continue. We cannot assure you that we will be able to enter into additional relationships, on favorable terms, if at all. If we are unable to maintain our existing relationship with Excite or the existing relationships with our other partners, or, if we fail to establish successful relationships with new partners, our membership base may not continue to grow in a timely manner, or at all, and our business and financial condition would be adversely affected.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IN OUR MARKET.

     The market to provide online direct marketing services is new, intensely competitive and rapidly changing. We expect competition in this market to continue to increase as a result of:

     - our market's increasing size;

     - our market opportunity becoming more visible; and

     - minimal barriers to entry.

Industry consolidation may also increase competition. Current or potential competitors include:

     - e-mail marketers, such as LifeMinders.com, NetCreations and YesMail;

     - rewards programs, such as Netcentives, Mypoints and Cybergold; and

     - coupon providers such as coolsavings.com.

     We also compete with other online marketing and advertising companies as well as offline direct marketing and promotion companies. Many of our existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical, marketing and managerial resources than we do. Many of our competitors also generate greater revenue and are better known than we are. As a result, they may compete more effectively than we do and be more responsive to industry and technological change than we are.

     Our ability to successfully compete depends on many factors, many of which are beyond our control. These factors include our and our competitors':

     - success in developing and expanding a membership base;

     - ability to enter into relationships with partners and marketers;

     - ability to provide simple, cost-effective and reliable promotions;

     - timely development and marketing of new direct marketing services; and

     - ability to manage rapidly changing technologies, frequent new service introductions and evolving industry standards.

     The failure to compete successfully could impair our ability to generate revenues and become profitable.

OUR BRAND MAY NOT ACHIEVE THE LEVEL OF RECOGNITION NECESSARY TO ATTRACT ADDITIONAL MARKETING CLIENTS AND INCREASE OUR MEMBERSHIP BASE.

     To be successful, we must continue to build and increase market recognition of our corporate brand. We believe that the importance of brand recognition will continue to increase as more companies enter our market and competition for marketers' and consumers' attention increases. Building brand recognition will require us to expend significant funds on marketing. We may not be successful in our marketing efforts or in increasing our brand awareness.

OUR INABILITY TO MAINTAIN EXISTING AND ESTABLISH NEW RELATIONSHIPS WITH MARKETERS WOULD CAUSE OUR FINANCIAL RESULTS TO SUFFER.

     Our revenue depends on our ability to enter into and maintain agreements with marketers. In addition, we need to continue to attract new marketers to our system in order to continue to provide our members with new offers on products and services. If we do not continue to enter into new agreements with marketers, we may not be able to increase our revenues and our members may stop using our system because of the lack of new offers. This would materially affect our financial condition and results of operations.

WE DEPEND ON ATTRACTIVE PROMOTIONAL OFFERS BY OUR MARKETERS.

     Member loyalty and activity, and the resulting attractiveness of our system to marketers and partners, depends upon the desirability of the promotions we deliver. We cannot control the quality or attractiveness of promotions our marketers offer. If our marketers choose unpopular or unattractive promotions, we may not be able to maintain or expand our member base. Moreover, if our members are not satisfied with the offers, or with the products or services purchased, their negative experiences might result in decreased usage of our system, which could adversely effect our financial results.

WE MAY REQUIRE ADDITIONAL CAPITAL TO FINANCE GROWTH OF OUR OPERATIONS.

     We currently anticipate that the net proceeds from this offering, together with our funds from operations, will be sufficient to meet our need for working capital, capital expenditures and business expansion for the next 12 months. However, we may need to raise additional funds sooner than we expect. For example, we may need additional financing if we:

     - are unable to increase our revenues as anticipated;

     - decide to expand faster than planned;

     - develop new or enhanced services or products ahead of schedule;

     - need to respond to competitive pressures; or

     - need to acquire complementary products, businesses or technologies.

     We currently do not have any commitments for additional financing. We cannot be certain that additional financing will be available when and to the extent required or that, if available, it will be on acceptable terms. If we raise additional capital through the issuance of equity securities, the common stock interest of investors participating in this offering would be diluted. In addition, we may raise any necessary additional capital through the issuance of preferred stock, with rights superior to those of the common stock purchased by investors participating in this offering. If adequate funds are not available on acceptable terms, we may not be able to fund our expansion, develop or enhance our products or services or respond to competitive pressures. It is uncertain what if any effect our listing on the SWX New Market of the SWX Exchange will have upon our ability to raise additional financing in the U.S. capital markets.

OUR NETWORK INFRASTRUCTURE, COMPUTING SYSTEMS OR SOFTWARE MAY FAIL OR BE COMPROMISED OR DAMAGED, WHICH COULD HARM OUR BUSINESS, FINANCIAL CONDITION AND REPUTATION.

     The performance of our hardware and software is critical to our business, ability to attract consumer members, marketers and high-traffic portal, community and content web sites. System failures that cause an interruption in service or a decrease in responsiveness of our transaction processing or data storage capabilities could impair our reputation and the attractiveness of our brand.

     The software for our online direct marketing and promotions system is complex and may contain undetected errors or defects, especially when we implement upgrades to our system. Any errors or defects that are discovered after our software is released for use could damage our reputation or result in lost revenues.

     Exodus Communications hosts our systems and provides us with communications links. The delivery of our services is substantially dependent on our ability and the ability of Exodus to protect our computer hardware and network infrastructure against damage from, among others:

     - human error;

     - fire and flooding;

     - power loss;

     - telecommunications failure; and

     - online or physical sabotage.

Even though we have implemented network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions from unauthorized tampering. If any of these events occur, interruptions, delays, or the loss or corruption of critical data or cessations in service may result, which could harm our business, financial condition and our reputation.

     We rely on Exodus for a significant portion of our Internet access as well as monitoring and managing the power and operating environment for our server and networking equipment. Any interruption in these services, or any failure of Exodus to handle higher volumes of Internet use, could result in financial losses or impair our reputation. Further, there can be no assurance that we will be able to continue our relationship with Exodus on acceptable terms, if at all.

SYSTEM CAPACITY CONSTRAINTS MAY DAMAGE OUR BUSINESS OR REQUIRE US TO EXPEND SUBSTANTIAL CAPITAL.

     A significant increase in the use of our direct marketing technology could strain the capacity of our systems, which could lead to slower response time or system failures. System failures or slowdowns adversely affect the speed and responsiveness of our transaction processing. These would have a negative impact on the experience for our consumer members and reduce our system's effectiveness. We do not yet know the ability of our systems to manage substantially larger numbers of users and transactions at higher transmission speeds. We may not be able to handle our expected user and transaction levels while maintaining satisfactory performance.

     If our usage of telecommunications capacity increases, we will need to purchase additional networking equipment and rely more heavily on Exodus to maintain adequate data transmission speeds. The availability of these products or services may be limited or their cost may be significant.

OUR BUSINESS COULD BE SERIOUSLY AFFECTED BY THE PRIVACY CONCERNS OF INTERNET USERS.

     We collect consumer demographic and purchase preference information from our members and also track the usage of our system. Privacy concerns may cause users to resist signing up for our system, providing us with personal information and allowing us to monitor their usage. If users were to reduce the information voluntarily supplied to us or block our access to their data, our ability to improve our database of consumer information and the value of our service would diminish.

PRIVACY LAWS MAY BE ENACTED OR APPLIED TO US WHICH COULD HARM OUR BUSINESS.

     Growing concern about privacy and the collection, distribution and use of personal information may lead to the enactment and application of federal or state laws or regulations that would restrict our ability to provide customer data to third parties. For example, federal agencies implementing a new law protecting the privacy of personally identifiable financial information are considering extending the privacy regulations to information that is not intrinsically financial. The FTC recently settled an action with one online service regarding the manner in which personal information is collected from users and provided to third parties. In addition, several states have proposed legislation that would limit the uses of customer information gathered online. A recently adopted European Union directive may affect our ability to expand into Europe if we do not afford adequate privacy to our members. Consequently, any future regulation may have a negative impact on our business by restricting our methods of operation or imposing additional costs.

WE MAY NOT BE ABLE TO SUCCESSFULLY PROTECT OUR INTELLECTUAL PROPERTY.

     We depend heavily on technology to operate our business. Our success depends on protecting our intellectual property, which is one of our most important assets. If we do not adequately protect our intellectual property, our business, financial condition and results of operations would be harmed. Our means of protecting our intellectual property may not be adequate. Unauthorized parties may attempt to copy aspects of our service or to obtain and use information that we regard as proprietary. While we are unable to determine the extent to which piracy of our technology exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our intellectual property rights to as great an extent as do the laws of the United States. Our competitors may independently develop similar technology, duplicate our technology or design around any patents that we may obtain or our other intellectual property.

     We hold rights to various web domain names including "e-centives.com." Regulatory bodies in the United States and abroad could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are similar to or diminish the value of our trademarks and other proprietary rights.

     There has been a substantial amount of litigation in the software industry regarding intellectual property rights. It is possible that, in the future, third parties may claim that our current or potential future technologies infringe upon their intellectual property. We expect that software developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows. Any such claims, with or without merit, could be time-consuming, result in costly litigation and diversion of management resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our ability to operate our business and our financial condition may suffer.

     In August 1998, coolsavings.com, Inc., an online coupon provider, filed a patent infringement lawsuit against us claiming that we have infringed and are infringing a patent held by coolsavings.com. The patent involved in this litigation relates to a data processing system used to issue electronic certificates online. In its complaint, coolsavings.com seeks money damages to the extent we have used coolsavings.com's patented technology, and an injunction barring us from further use. Based on the design of our system, our knowledge of the differences between our system and the coolsavings.com system and on advice we have received from our patent counsel, we believe that we have not infringed and will not infringe the coolsavings.com patent. However, the litigation could harm us, even if we prevail. It may divert financial resources, management's attention and could make it more difficult for us to raise financing or enter into additional agreements with third parties. It may also impede our ability to move forward with the development of our system in a timely manner. If we do not prevail in this litigation, we could become liable to coolsavings.com for substantial money damages or be subject to an injunction preventing us from using certain technology in our system, or both. Any such injunction could require us to develop new technology, license alternative technology or seek a license from and pay royalties to coolsavings.com to use its technology. Such licenses might not be made available to us on reasonable terms, if at all. Implementation of any of these alternatives could be costly and time consuming and may have a material adverse effect on our business.

WE ARE, AND WILL CONTINUE TO BE, CONTROLLED BY OUR CO-FOUNDERS, WHICH COULD RESULT IN OUR TAKING ACTIONS OF WHICH YOU DO NOT APPROVE.

     Upon the completion of this offering, our co-founders, Messrs. Amjadi, Akhavan and Friedli, will beneficially own approximately 51.3% of our outstanding common stock. As a result, they will continue to be able to control most matters requiring stockholder approval. Among other things, they will be able to elect a majority of the directors and approve significant corporate matters, such as a merger or sale of the business.

WE MAY BE SUBJECT TO CLAIMS BASED ON THE CONTENT OF OUR PROMOTIONS AND OUR WEB SITE.

     The online promotions developed by our marketers may not comply with federal, state or local laws governing the content of advertisements and the sale of products and services. We do not control the content of the promotions we deliver. Our role in facilitating these promotions may expose us to liability based on the content of the promotions. We also may face liability if the promotional information in the promotions is defamatory, inaccurate, or infringes on proprietary rights of others. Marketers or our employees may make errors or enter inaccurate information, and we do not proofread or otherwise verify the information contained in the promotions. We may face civil or criminal liability for unlawful advertising or other marketer activities. We could also face claims based on the content that is accessible from our web site through links to other web sites.

     We may not be adequately insured to cover these claims. Any claims could require us to spend significant time and money in litigation, even if we ultimately prevail. In addition, negative publicity caused by these inaccuracies could damage our reputation and diminish our brand.

OUR BUSINESS MAY BE AFFECTED BY SEASONAL FLUCTUATIONS IN DIRECT MARKETING SPENDING AND INTERNET USE.

     Our limited operating history and rapid growth make it difficult for us to assess the impact of seasonal factors on our business. We expect seasonal fluctuations will affect our business. We believe that online direct marketing spending will be highest in the fourth quarter of each calendar year due to increased consumer spending during the holiday period, and lowest during the summer months of the third quarter. Because the market for Internet direct marketing services is emerging, we cannot be certain of these seasonal patterns and additional patterns may develop in the future as the market matures. This could cause our operating results to fluctuate widely.

WE HAVE EXPERIENCED RAPID GROWTH WHICH HAS PLACED A STRAIN ON OUR RESOURCES, AND ANY FAILURE TO MANAGE OUR GROWTH EFFECTIVELY COULD CAUSE OUR BUSINESS TO SUFFER.

     We may not be successful in managing our rapid growth. We have grown from 41 employees on March 31, 1999 to 92 employees on March 31, 2000. We plan to continue to expand our sales and marketing, customer support, and research and development teams. Past growth in these areas has placed, and future growth will continue to place, a significant strain on our management and resources.

IF WE LOSE THE SERVICES OF ANY OF OUR KEY PERSONNEL, OUR BUSINESS AND STOCK PRICE COULD SUFFER.

     Our success depends in large part on the contributions of our senior management team and technology personnel and in particular, our founders, Kamran Amjadi and Mehrdad Akhavan. Although we maintain employment agreements with Messrs. Amjadi and Akhavan, we do not have and do not currently plan to enter into employment agreements with any of our other employees. The loss of the services of Messrs. Amjadi or Akhavan or any other of our key personnel could have a material adverse effect on our business. We do not maintain key man insurance for either of Messrs. Amjadi or Akhavan.

IF WE ARE UNABLE TO ATTRACT AND RETAIN HIGHLY SKILLED EMPLOYEES, OUR BUSINESS MAY BE HARMED.

     We face intense competition in hiring and retaining personnel from a number of sectors, including technology and Internet companies. Many of these companies have greater financial resources than we have to attract and retain qualified personnel. As a result, we may be unable to retain our employees or attract, train and retain other highly qualified employees in the future. If we fail to attract new personnel or retain and motivate our current personnel, our business, financial condition and results of operations could be materially adversely affected.

                         RISKS RELATED TO OUR INDUSTRY

THE DEMAND FOR INTERNET DIRECT MARKETING SERVICES IS UNCERTAIN.

     The market for online direct marketing has only recently begun to develop. Most businesses have little or no experience using the Internet for direct marketing and promotion. As a result, many businesses have allocated only a limited portion of their marketing budgets to online direct marketing. In addition, companies that have invested a significant portion of their marketing budgets in online marketing may decide after a time to return to more traditional methods if they find that online marketing is a less effective method of promoting their products and services than traditional marketing methods. We cannot predict the amount of direct marketing spending on the Internet in general, or demand for our targeted direct marketing services in particular. The demand for online marketing may not develop to a level sufficient to support our continued operations or may develop more slowly than we expect.

WE ARE DEPENDENT ON THE CONTINUED GROWTH OF THE U.S. ECONOMY AND FAVORABLE MARKET CONDITIONS.

     We are dependent on the continued growth of the U.S. economy and favorable economic conditions in the U.S. and elsewhere. We may have difficulties raising necessary capital during an economic downturn. We are dependent on the financial condition of our clients. Any financial difficulties of our clients may result in a corresponding decline in our financial performance. Financial difficulties of our clients may result in difficulties in our ability to collect accounts receivable or lower than expected sales of our products and services. Many of our clients may have trouble raising the capital necessary to stay in business during an economic downturn. In particular, we may experience decreased sales of our products due to a slowdown in the Internet and technology sector. The occurrence of any of the foregoing could have a material adverse on our business.

LACK OF GROWTH OR DECLINE IN INTERNET USAGE AND ELECTRONIC COMMERCE COULD CAUSE OUR BUSINESS TO SUFFER.

     The Internet and electronic commerce are new and rapidly evolving. Our business will be adversely affected if Internet usage and electronic commerce do not continue to grow. A number of factors may inhibit Internet usage and electronic commerce. These factors include:

     - inadequate network infrastructure;

     - availability of sufficient telecommunications bandwidth;

     - security concerns;

     - inconsistent service quality; and

     - lack of cost-effective, high-speed service.

OUR FAILURE TO KEEP UP WITH CHANGES INVOLVING THE INTERNET COULD HARM OUR BUSINESS.

     We may also incur substantial costs to keep up with changes surrounding the Internet and electronic commerce. Unresolved critical issues concerning the commercial use of the Internet include:

     - security;

     - cost and ease of Internet access and electronic commerce transactions;

     - privacy; and

     - liability issues.

Any costs we incur in responding to customer preferences or industry and regulatory initiatives resulting from these factors could materially and adversely affect our business, financial condition and results of operations.

IF THE INTERNET INFRASTRUCTURE IS INADEQUATE BECAUSE OF USAGE GROWTH, THE EFFECTIVENESS OF AND DEMAND FOR SERVICES COULD DECLINE.

     If Internet usage and electronic commerce grow, the Internet infrastructure may not support the demands this growth will place on it. As a result, the Internet's performance and reliability may decline. In addition, outages and delays have occurred throughout the Internet network infrastructure and have interrupted Internet service. If these outages or delays occur frequently in the future, Internet usage and electronic commerce could grow more slowly or decline.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO THE INTERNET COULD RESULT IN DECREASED DEMAND FOR OUR SERVICES, INCREASED COSTS OR OTHERWISE HARM OUR BUSINESS.

     Increased regulation of the Internet might slow the growth in use of the Internet, which could decrease demand for our services, increase our cost of doing business or otherwise harm our business. The U.S. Congress, federal regulatory agencies and the states have recently passed legislation or taken other actions regulating certain aspects of the Internet, including:

     - on-line content;

     - interaction with children;

     - copyright infringement;

     - user privacy;

     - taxation;

     - access charges;

     - liability for third-party activities;

     - transmission of sexually explicit material;

     - defamation; and

     - consumer protection.

     In addition, the three-year moratorium preventing U.S. state and local governments from taxing Internet access, taxing electronic commerce in multiple states and discriminating against electronic commerce is scheduled to expire on October 21, 2001. If the moratorium ends, state and local governments could impose these types of taxes or discriminate against electronic commerce. In addition, existing state and local laws that tax Internet related measures were expressly excluded from this moratorium. These regulations, and other attempts at regulating commerce over the Internet, could impair the viability of e-commerce and the growth of our business.

                         RISKS RELATED TO THIS OFFERING

THE TOTAL PRICE YOU WILL PAY FOR OUR COMMON STOCK IN THIS OFFERING WILL SUBSTANTIALLY EXCEED THE VALUE OF OUR ASSETS AFTER SUBTRACTING OUR LIABILITIES.

     The price you will pay for our common stock will be substantially higher than the book value per share of our outstanding stock after this offering. In addition, investors in this offering will contribute 50.0% of the total amount paid by all investors in e-centives but will own only 22.4% of the shares outstanding, based on the shares outstanding as of March 31, 2000.

OUR STOCK HAS NOT TRADED PUBLICLY AND THERE WILL BE NO PUBLIC MARKET FOR OUR COMMON STOCK OUTSIDE OF SWITZERLAND.

     There has not been a public market for our common stock. We have applied to list our common stock on the SWX New Market of the SWX Swiss Exchange. Even if shares of our common stock are admitted for listing on the SWX New Market, we can not assure you we will be able to comply with the requirements for continued listing or that an active trading market will develop. After the completion of this offering, there will be no public market for our stock in the U.S.

THE MARKET PRICE OF OUR COMMON STOCK MAY FLUCTUATE WIDELY AFTER THIS OFFERING.

     The initial public offering price for our shares of common stock was determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price that will prevail after this offering. In addition, the stock prices of many Internet companies fluctuate widely for reasons that may be unrelated to operating results. Fluctuations in our common stock's market price may affect our visibility and credibility. It may also affect our ability to finance our operations and retain personnel.

MANY OF OUR SHARES WILL BE ELIGIBLE FOR SALE WITHIN A SHORT PERIOD AFTER THIS OFFERING, WHICH COULD RESULT IN A DECLINE IN OUR STOCK PRICE.

     If our shareholders sell substantial amounts of common stock in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Based on shares outstanding as of the date of this prospectus, upon
completion of this offering, we will have           shares of common stock
outstanding. Of these shares, the           shares being offered by this
prospectus will be freely tradable, and the remaining 11,407,809 shares will become eligible for sale in the public market as follows:

NUMBER
OF SHARES                                                           DATE
---------                                                           ----
 ............................................................  -- --, 2001
 ............................................................  -- --, 2001
 ............................................................  -- --, 2002
 ............................................................  -- --, 2002

     This table reflects "lock-up agreements" ranging from six to twenty-four months, to which all existing shareholders are subject as described below.

     All holders of more than 2% of the share capital or of the voting rights have agreed that they will not offer, sell, contract to sell or otherwise dispose of, or otherwise enter into any transaction, including derivative transaction, having an economic effect similar to that of a sale of, or announce the offering of, any shares held prior to the offering or any security which is convertible into or exchangeable for, or which otherwise represents the right to acquire, shares held prior to the offering for a period from the date that we execute the underwriting agreement until six months from the date of initial listing of the shares on the SWX New Market.

     Some existing investors, holding approximately [--] shares in the aggregate, have further agreed that they will not offer, sell, contract to sell or otherwise dispose of, or otherwise enter into any transaction, including derivative transaction, having an economic effect similar to that of a sale of, or announce the offering of, any other shares currently held or any security which is convertible into or exchangeable for, or which otherwise represents the right to acquire any of the shares currently held for a period from the date we execute the underwriting agreement until twenty-four months from the date of the initial listing of the shares on the SWX New Market except that each such shareholder may dispose of one-third of his initial shareholding after twelve months following the initial listing of the shares on the SWX New Market and one-third of his initial shareholding after eighteen months following the initial listing of the shares on the SWX New Market.

     Employee shareholders and some other investors holding approximately [--] shares in the aggregate have further agreed that they will not offer, sell, contract to sell or otherwise dispose of, or otherwise enter into any transaction, including derivative transaction, having an economic effect similar to that of a sale of, or announce the offering of, any other shares currently held or any security which is convertible into or exchangeable for, or which otherwise represents the right to acquire any of the shares currently held for a period from the date we execute the underwriting agreement until eighteen months from the date of the initial listing of the shares on the SWX New Market except that each such shareholder may dispose of one-third of his initial shareholding after six months following the initial listing of the shares on the SWX New Market and one-third of his initial shareholding after twelve months following the initial listing of the shares on the SWX New Market.

     None of Kamran Amjadi, Mehrdad Akhavan or Peter Friedli, who will in the aggregate beneficially own approximately 51.3% of our capital stock upon completion of this offering, is restricted from selling e-centives securities, other than as provided by lock-up agreements with swissfirst Bank AG and the SWX Swiss Exchange and applicable U.S. federal and state securities laws.

IT MAY BE HARD TO ACQUIRE OR TAKE CONTROL OF OUR COMPANY AND THIS COULD DEPRESS OUR STOCK PRICE.

     Provisions of our certificate of incorporation, our bylaws and Delaware law could make it difficult for a third party to acquire us, even if doing so would benefit our stockholders. This could depress our stock price. These provisions include:

     - authorizing the board to issue additional preferred stock;

     - a board of directors that is divided into three classes with staggered three-year terms; and

     - super-majority stockholder approval provisions for director removal, stockholder consent outside of a meeting and requests for special meetings.

WE WILL HAVE BROAD DISCRETION IN THE USE OF THE NET PROCEEDS FROM THIS OFFERING, AND THERE IS A RISK THAT WE MIGHT USE THEM INEFFECTIVELY.

     The majority of the proceeds of this offering will be used for working capital and general corporate purposes and have not been designated for any particular purpose. We will have broad discretion as to the use of the net proceeds from this offering. Accordingly, you cannot determine at this time the value or propriety of our management's application of the proceeds and you may not agree with our decisions. To the extent that we maintain any of the net proceeds of this offering in Swiss francs, we will be subject to the risks associated with currency exchange rate fluctuation.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Much of the information in this prospectus consists of forward-looking statements based on our current expectations. These statements are inherently predictive and speculative, and you must not assume that they will prove to be correct. You can often identify these statements by forward-looking words such as:

     - "may";

     - "will," "intend," "plan to";

     - "expect," "anticipate," "project," "believe," "estimate"; and

     - "continue" or similar words.

     You should read such statements very carefully because they:

     - discuss our future plans or expectations;

     - contain projections of our future financial condition or results of operations; or

     - state other forward-looking information.

     When you consider such forward-looking statements, you should keep in mind the risk factors above and the other cautionary statements in this prospectus because they provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

                       SPECIAL NOTE REGARDING MARKET DATA

     We use market data and industry forecasts in this prospectus which we have obtained from market research, publicly available information and industry publications. These publications generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. While we believe that the surveys and market research others have performed are reliable, we have not independently verified this information. Neither we nor any of the underwriters can guarantee that any such information used in this prospectus is accurate.

                                USE OF PROCEEDS

     We estimate that the net proceeds to us from the sale of our common stock
in this offering will be USD           based on an assumed initial offering
price of USD   per share, and after deducting estimated underwriting discounts and commissions and offering expenses of USD 1,000,000 and payment of accrued dividends on our Series A preferred stock. We anticipate that we will use substantially all of the net proceeds for general corporate purposes, including working capital, hiring personnel, capital expenditures, expansion of sales and marketing activities, and development of technology.

     Due to the rapidly changing nature of the market in which we operate, the amounts we actually spend for general corporate purposes will depend on a number of factors, including revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation and use of the net proceeds of this offering. Until they are allocated for specific use, we will invest these proceeds in U.S. government securities and other short-term, investment grade securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We intend to retain future earnings, if any, to finance the expansion of our business, and do not expect to pay any cash dividends in the foreseeable future. Please see our "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Liquidity and Capital Resources" section below.

     The declaration of dividends is within the discretion of our board of directors and subject to limitations set forth in the Delaware General Corporation Law. Our certificate of incorporation provides that if dividends are paid, they must be paid equally on each share of outstanding common stock. Payment of any dividends on our common stock is subject to the rights of any preferred stock then outstanding.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2000:

     - on an actual basis;

     - on a pro forma basis giving effect to the issuance of 6,528,434 shares of common stock upon conversion of all of our preferred stock outstanding as of March 31, 2000 into common stock at the closing of this offering; and

     - on a pro forma as adjusted basis to give effect to the offering of common stock as described in the "Use of Proceeds" section and the conversion of the shares of preferred stock into common stock on the closing of this offering.

The presentation below does not include 2,770,585 shares of common stock issuable upon exercise of stock options and warrants outstanding as of March 31, 2000. You should read this information together with our financial statements and related notes appearing elsewhere in this prospectus.

                                                                        MARCH 31, 2000
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                (IN U.S. DOLLARS IN THOUSANDS,
                                                                      EXCEPT SHARE DATA)
                                                                         (UNAUDITED)
Convertible redeemable preferred stock:
  Series C convertible preferred stock, $.01 par value,
     2,330,000 shares authorized, 2,328,434 shares issued
     and outstanding actual, no shares authorized, issued
     and outstanding pro forma and pro forma as adjusted....  $ 21,737   $     --     $
                                                              --------   --------     --------
          Total convertible redeemable preferred stock......    21,737         --
                                                              --------   --------     --------
Stockholders' equity:
  Preferred stock, undesignated, $.01 par value, 2,670,000
     shares authorized and no shares issued and outstanding
     actual, 10,000,000 shares authorized and no shares
     issued and outstanding pro forma and pro forma as
     adjusted(1)............................................        --         --
  Series A convertible preferred stock, $.01 par value,
     2,000,000 shares authorized, 1,700,000 shares issued
     and outstanding actual, no shares authorized, issued
     and outstanding pro forma and pro forma as adjusted....        17         --
  Series B convertible preferred stock, $.01 par value,
     3,000,000 shares authorized, 2,500,000 shares issued
     and outstanding actual, no shares authorized, issued
     and outstanding pro forma and pro forma as adjusted....        25         --
  Common stock, $.01 par value, 25,000,000 shares
     authorized, 4,879,375 shares issued and outstanding
     actual, 11,407,809 shares issued and outstanding pro
     forma, and             shares issued and outstanding
     pro forma as adjusted..................................        48        114
Additional paid-in capital..................................    25,998     47,711
Accumulated deficit.........................................   (30,283)   (30,283)
                                                              --------   --------     --------
          Total stockholders' equity (deficit)..............    (4,195)    17,542
                                                              --------   --------     --------
          Total capitalization..............................  $ 17,542   $ 17,542     $
                                                              ========   ========     ========

---------------

(1) Ten million shares of preferred stock are authorized, of which 2,000,000 shares were designated as Series A convertible preferred stock, 3,000,000 shares were designated as Series B convertible preferred stock and 2,330,000 were designated as Series C convertible preferred stock.

                                    DILUTION

     Our pro forma net tangible book value as of March 31, 2000 was approximately USD 15,541,921, or USD 1.36 per share of common stock. We have determined pro forma net tangible book value per share by subtracting intangible assets from pro forma stockholders' equity and dividing that number by 11,407,809 pro forma shares of common stock outstanding as of March 31, 2000, giving effect to the conversion of all shares of convertible preferred stock outstanding as of the date of this prospectus into 6,388,434 shares of common stock.

     If we sell           shares of our common stock in this offering at an
initial public offering price of USD   per share and assume our receipt of the
estimated net proceeds therefrom, our pro forma as adjusted net tangible book
value as of March 31, 2000 would have been approximately USD           , or USD
per share. This represents an immediate increase in such net tangible book value
of USD      per share to existing stockholders and an immediate dilution of USD per share to new investors. The following table illustrates this per share dilution.

Initial public offering price per share.....................                   USD
  Pro forma net tangible book value per share as of March
     31, 2000...............................................  USD 1.36
  Increase per share of common stock attributable to the
     offering...............................................
                                                              --------
Pro forma net tangible book value per share after the
  offering..................................................
                                                                         ---------
Net tangible book value per share dilution to new
  investors.................................................                   USD
                                                                         =========

     The following table summarizes on a pro forma basis as of March 31, 2000, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors (at an assumed initial offering price of USD 15 per share and without giving effect to the underwriting discount and estimated offering expenses).

                                       SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE PRICE
                                     --------------------   ------------------------     PAID PER
                                       NUMBER     PERCENT       AMOUNT       PERCENT       SHARE
                                     ----------   -------   --------------   -------   -------------
Existing stockholders..............  11,407,809         %   USD 49,411,715         %     USD  4.33
New investors......................                     %
                                     ----------    -----    --------------    -----
          Total....................                100.0%   USD               100.0%           USD
                                     ==========    =====    ==============    =====      =========

     The foregoing discussion does not include options or warrants to purchase our common stock outstanding as of March 31, 2000. As of March 31, 2000, there were options outstanding to purchase a total of 2,171,100 shares of common stock with a weighted average per share exercise price of USD 3.12 per share and warrants outstanding to purchase a total of 599,485 of common stock with a weighted average per share exercise price of USD 5.82 per share. To the extent that any of the options and warrants are exercised there would be further dilution to new investors.

                            SELECTED FINANCIAL DATA
               (IN U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

     You should read the selected financial data shown below together with our financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial data included elsewhere in this prospectus. Our statements of operations data for each of the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999, are derived from our financial statements which have been audited by KPMG LLP, independent certified public accountants, included elsewhere in this prospectus. Our statement of operations data for the period from August 2, 1996 (inception) through December 31, 1996 and the balance sheet data as of December 31, 1997 have been derived from our audited financial statements not included in this prospectus. Our statements of operations data for the three months ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 2000 is derived from our unaudited financial statements included elsewhere in this prospectus. Our unaudited financial statements have been prepared on the same basis as the audited financial statements, and in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information.

     The shares used to compute 1999 and March 31, 2000 supplemental pro forma
unaudited basic and diluted net loss per share includes        shares,
representing the number of shares whose proceeds would be necessary to cover the
USD        for payment of accrued, unpaid dividends on our Series A preferred
stock at the assumed offering price of USD        per share.

                                PERIOD FROM
                               AUGUST 2, 1996
                                  (DATE OF
                                 INCEPTION)                                              THREE MONTHS ENDED
                                  THROUGH             YEAR ENDED DECEMBER 31,                 MARCH 31,
                                DECEMBER 31,    ------------------------------------   -----------------------
                                    1996           1997         1998         1999         1999         2000
                               --------------   ----------   ----------   ----------   ----------   ----------
                                                                                             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue......................    $       --     $       --   $       --   $      740   $       --   $    1,042
Cost of revenue..............            --             --           --        1,027          158          400
                                 ----------     ----------   ----------   ----------   ----------   ----------
  Gross profit (loss)........            --             --           --         (287)        (158)         642
Product development exclusive
  of stock-based
  compensation...............            17            814        1,160        2,427          367          663
General and administrative
  exclusive of stock-based
  compensation...............           159            753        1,237        4,083          457        1,453
Sales and marketing exclusive
  of stock-based
  compensation...............            25          1,105        2,480        8,620          868        4,565
Stock-based compensation:
  Product development........            --             --           --          672           --          230
  General and
    administrative...........            --             --           --          297           --           42
  Sales and marketing........            --             --           --          605           --          150
                                 ----------     ----------   ----------   ----------   ----------   ----------
Loss from continuing
  operations.................          (201)        (2,672)      (4,877)     (16,991)      (1,850)      (6,462)
Interest income, net.........             4            187          310          268          104          105
Other income/(expense).......            --             --           --           34           --           13
                                 ----------     ----------   ----------   ----------   ----------   ----------
  Loss before income taxes...          (197)        (2,485)      (4,567)     (16,689)      (1,746)      (6,345)
Income taxes.................            --             --           --           --           --           --
                                 ----------     ----------   ----------   ----------   ----------   ----------
Net loss.....................          (197)        (2,485)      (4,567)     (16,689)      (1,746)      (6,345)
Preferred stock dividend
  requirements and accretion
  of convertible redeemable
  preferred stock............            --           (180)        (383)        (383)         (96)        (149)
                                 ----------     ----------   ----------   ----------   ----------   ----------
Net loss applicable to common
  stockholders...............    $     (197)    $   (2,665)  $   (4,950)  $  (17,072)  $   (1,842)  $   (6,494)
                                 ==========     ==========   ==========   ==========   ==========   ==========
Basic and diluted loss per
  common share...............    $    (0.07)    $    (0.56)  $    (1.02)  $    (3.51)  $    (0.38)  $    (1.33)
Shares used to compute basic
  and diluted net loss per
  common share...............     2,881,053      4,726,882    4,860,000    4,869,601    4,860,000    4,875,542

                                PERIOD FROM
                               AUGUST 2, 1996
                                  (DATE OF
                                 INCEPTION)                                              THREE MONTHS ENDED
                                  THROUGH             YEAR ENDED DECEMBER 31,                 MARCH 31,
                                DECEMBER 31,    ------------------------------------   -----------------------
                                    1996           1997         1998         1999         1999         2000
                               --------------   ----------   ----------   ----------   ----------   ----------
                                                                                             (UNAUDITED)
Pro forma unaudited basic and
  diluted net loss per common
  share......................
Shares used to compute pro
  forma unaudited basic and
  diluted net loss per common
  share......................
Supplemental pro forma
  unaudited basic and diluted
  net loss per common
  share......................
Shares used to compute
  supplemental pro forma
  unaudited basic and diluted
  net loss per common
  share......................

                                                            AS OF DECEMBER 31,     AS OF MARCH 31,
                                                          ----------------------   ---------------
                                                          1997    1998     1999         2000
                                                          -----   -----   ------        ----
                                                                                     (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...............................  7,084   2,377      427       12,142
Working capital.........................................  6,916   2,117      872       13,716
Total assets............................................  7,390   3,031    5,490       19,994
Deferred revenue........................................     --      --      791        1,268
Convertible redeemable preferred stock..................     --      --       --       21,737
Stockholders' equity (deficit)..........................  7,154   2,587      995       (6,208)

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion of our financial condition and results of operations together with "Selected Financial Data" and our financial statements and the notes to those financial statements elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to competitive factors, risks associated with our expansion plans and other factors discussed under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We provide an online direct marketing infrastructure that enables marketers to access consumers across our network of partner web sites. Our system allows marketers to offer a wide range of promotions for products and services in which consumers have expressed interest. These promotions can include, among others, digital coupons, sales notices, free shipping offers, minimum purchase discounts and repeat purchase incentives. We call these online promotions e-centives. We developed a web-based application which enables consumers to register to receive e-centives at our partners' web sites or through our web site, www.e-centives.com. Our members provide demographic information and indicate interests in product categories in return for e-centives targeted to their shopping preferences. We create an online account for each member which can be accessed on the web site of the partner through which they joined and on our web site. Members can also elect to receive e-centives by e-mail. We offer technology to our marketers that automatically recognizes our members when they enter the marketer's web site, and highlights and applies relevant e-centives during the shopping and purchase process.

     We were organized as a Delaware corporation in August 1996. From inception until June 1999, our principal activities included:

     - designing and developing our online direct marketing system, including our infrastructure;

     - developing and protecting our intellectual property;

     - establishing relationships with marketers and high-traffic Internet sites;

     - expanding the number of consumer members and building our database of consumer information; and

     - securing financing for working capital and capital expenditures.

     We launched our e-centives service in November 1998. Between November 1998 and June 1999, while we were introducing our service, we allowed marketers to use our system at no charge. We began generating revenue in the third quarter of 1999. We generate substantially all of our revenue by delivering e-centives to members on behalf of marketers. We also derive revenue from providing technology and support services to marketers in connection with the provision of our integrated technology. To date we have not sold our technology product separately from support services and e-centives, therefore, product revenues are included in total revenue within the financial statements.

     We typically enter into short-term contracts with marketers to deliver e-centives and receive all or a substantial portion of the contract price before we deliver e-centives. Substantially all of our contracts with marketers provide for the delivery of a specified number of e-centives. We have occasionally entered into a contracts to deliver an unlimited number of e-centives over a specified period. When a marketer purchases a specific number of e-centives, we defer recognizing revenue until the e-centives have been delivered to the account of a member and the associated offer has expired. For this purpose, an e-centive is delivered when a member accesses his or her online account. For purposes of computing revenue, an e-centive for a specific offer is considered delivered only once in each member's account, no matter how many times a member accesses his or her account. When a marketer purchases an unlimited number of e-centives over a specified period, we recognize revenue on a straight line basis over the period. Since we are often paid part or all of the contract price up front, but recognize revenue upon delivery of e-centives over the contract term and expiration of the associated offer, we have, and expect to continue to have a deferred revenue liability on our balance sheet.

     Marketers may also choose to deliver e-centives to members by e-mail. These marketers are charged an additional fee and revenue is recognized for an amount per e-mail sent to a valid e-mail address once the transmission of the e-mails has taken place. Our e-mail service is only available in conjunction with the delivery of e-centives to our members' accounts. Fees for e-mails are in addition to the fees for delivering e-centives to member accounts.

     We also generate revenue from other services. For example, in March, 2000, we began delivering e-mails to promote the services of one of our partners, ZDNet, under an addendum to our partner agreement which expires in August 2001. ZDNet agreed to pay us approximately USD 167,000 per month for at least six months pursuant to this addendum. ZDNet also sells access to our direct marketing system to its advertising clients for a monthly fee. We receive a portion of these monthly fees which we recognize as revenue at the end of each month upon communication of the amount by ZDNet. In addition, one of our other partners, Excite, entered into a new agreement with us under which Excite agreed to purchase a minimum of USD 3.75 million worth of e-centives over three years. Excite has also agreed to provide us with new members during the term of our agreement for which we shall pay Excite a per member fee of up to approximately USD 1.6 million on a quarterly basis. To date, we have recognized an insignificant amount of revenue related to these agreements; however, we expect that these agreements will make up a more significant portion of our revenue in the future. See "Business -- Partners" for a discussion of our agreements with Excite and ZDNet.

     The following presents our financial position and results of operation as of March 31, 2000. Since then, we have continued to incur substantial losses. We expect to continue to incur losses for the foreseeable future as we continue to promote, develop and deploy our online direct marketing system. We expect our expenses to increase in absolute dollars in future periods as we hire additional personnel and incur additional costs related to the growth of our business and our operations as a public company.

     In addition, there has been a recent slowdown in the Internet sector in the United States. Although our revenues have continued to grow since March 31, 2000, we have experienced a decrease in our deferred revenues based on a reduction in contracts booked since March 31, 2000. We believe this decrease is primarily due to market conditions which have caused marketers to purchase e-centives for use in the period when purchased, rather than for future periods. See "Risk Factors -- We are dependent on the continued growth of the U.S. economy and favorable market conditions."

RESULTS OF OPERATIONS

  Three Months Ended March 31, 2000 and 1999

     Revenue. Revenue for the three months ended March 31, 2000 was USD 1,042,150. We had no revenue for the three months ended March 31, 1999 as we did not charge for our service during that period.

     Cost of Revenue. Cost of revenue represents expenses related to providing online promotions for our marketers, including a portion of the salaries, benefits and related expenses of our client services, network operations and technical services personnel. Cost of revenue increased by USD 242,027 to USD 400,347 in the three months ended March 31, 2000 compared to USD 158,320 in the three months ended March 31, 1999. We attribute this increase to an increase in the number of personnel and the increased costs associated with the expansion of our Internet infrastructure.

     Product Development. Product development costs include expenses we incur for research, design and development of our proprietary online promotion technology. We expense product development costs as we incur them. Product development expenses increased by USD 296,187 to USD 663,386 in the three months ended March 31, 2000, compared to USD 367,199 in the three months ended March 31, 1999. We attribute this increase to increased product development personnel costs associated with the development of our online direct marketing system, including its infrastructure and computer software. We expect to increase our level of product development expenditures.

     General and Administrative. General and administrative expenses consist of salaries for executive and selected senior management, finance and administrative personnel and associated employee benefits, facilities costs, computer and office equipment operating leases, training, and all other corporate costs, including depreciation and amortization. General and administrative expenses increased by USD 995,785 to USD 1,453,179 in the three months ended March 31, 2000, compared to USD 457,394 in the three months ended March 31, 1999. We attribute this increase to an increase in the number of general and administrative personnel, increased legal costs and increased rent for additional office space. In addition, we have experienced increased depreciation of fixed assets in connection with our increased capital expenditures for computer equipment.

     Sales and Marketing. Sales and marketing expenses consist primarily of salaries, associated benefits and travel expenses for our sales and marketing personnel, promotional expenses and member acquisition costs. Member acquisition costs include the fees we pay some of our partners for members we acquire through their web sites either as fees for new members or by paying a percentage of the revenue we generate from the delivery of e-centives to the new members. We record these payments as sales and marketing expenses. Sales and marketing expenses increased by USD 3,697,731 to USD 4,565,138 in the three months ended March 31, 2000, compared to $867,407 in the three months ended March 31, 1999. We attribute this increase to increases in the number of direct sales personnel, increased marketing expenditures targeted at attracting more marketers to our direct marketing system and building more partnerships with high-traffic portal, community and content web sites, and increased member acquisition costs.

     Interest income, net. Interest income, net consists of income on our cash balances less interest expense on short-term debt. Net interest income increased by USD 518 to USD 104,797 in the three months ended March 31, 2000, compared to USD 104,279 for the three months ended March 31, 1999. This increase was due to an increase in cash balances available to meet operating expenses.

     Stock-based compensation. Stock-based compensation expenses consist of the accrual of the difference between the estimated fair value of our common stock and the exercise price of options issued including performance-based options. Stock-based compensation expenses were USD 422,388 in the three months ended March 31, 2000. We incurred no stock-based compensation expenses in the three months ended March 31, 1999.

  Years Ended December 31, 1999, 1998 and 1997

     Revenue. We generated USD 740,305 in revenue in 1999 as we began charging for our service in July 1999. We did not generate revenue in 1998 or 1997 because we were a development stage entity devoting substantially all of our efforts to develop and market our direct marketing infrastructure.

     Cost of Revenue. Cost of revenue represents expenses related to providing online promotions for our marketers, including a portion of salaries, benefits and related expenses of our client services, network operations and technical services personnel. We incurred USD 1,027,696 in cost of revenue expenses in 1999. As a development stage company, we incurred no cost of revenue expenses in 1998 or 1997. We attribute this increase to an increase in the number of personnel and the increased costs associated with the expansion of our Internet infrastructure.

     Product Development. Product development expenses were USD 2,426,695, USD 1,160,521 and USD 813,931 in 1999, 1998 and 1997, respectively. We attribute these increases to increased product development personnel costs associated with the development of our online direct marketing system, including its infrastructure and computer software.

     General and Administrative. General and administrative expenses were USD 4,083,459, USD 1,236,685 and USD 752,800 in 1999, 1998 and 1997, respectively.
We attribute these increases to an increase in the number of general and administrative personnel, increased legal costs and increased rent for office space due to our growth. In addition, we have experienced increased depreciation of fixed assets in connection with our increased capital expenditures for computer equipment.

     Sales and Marketing. Sales and marketing expenses were USD 8,620,066, USD 2,479,863 and USD 1,105,542 in 1999, 1998 and 1997, respectively. We attribute these increases to increases in the number of direct sales personnel and increased marketing expenditures targeted at attracting marketers to use our direct marketing system and building partnerships with high-traffic portal, community and content web sites.

     Stock-based compensation. Stock-based compensation expenses were USD 1,573,196 in 1999. We incurred no stock-based compensation expenses in 1998 or 1997 because all options were issued at estimated fair value.

     Interest income, net. Interest income, net was USD 267,712, USD 309,691 and USD 187,679 in 1999, 1998 and 1997, respectively. The decrease from 1998 to 1999 was due to a decrease in cash balances as funds were used to meet operating expenses. The increase from 1997 to 1998 was due to an increase in available funds for investment in short term investments as we raised USD 6,861,000 in July 1997.

LIQUIDITY AND CAPITAL RESOURCES

     We have funded our operations since inception primarily from the private sale of our convertible preferred stock and common stock, through which we raised net proceeds of USD 45,829,578 through March 31, 2000. The most recent offering was completed in February 2000, in which we issued 2,328,434 shares of our Series C convertible preferred stock with approximate total proceeds of USD 23,800,000. As of March 31, 2000, cash, cash equivalents and marketable securities totaled USD 12,141,887.

     Cash used in operating activities was USD 4,299,091 for the year ended December 31, 1998, USD (12,904,109) for the year ended December 31, 1999 and USD (8,368,391) for the three months ended March 31, 2000. Net cash flows from operating activities in each period reflect increasing net losses and, to a lesser extent, increases in accounts receivable and prepaid expenses due to increased operations.

     Cash used in investing activities was USD 407,744 for the year ended December 31, 1998, USD (4,570,697) for the year ended December 31, 1999 and USD (407,749) for the three months ended March 31, 2000. Net cash used for investing activities in each period primarily reflects purchases of computer equipment. Cash used in investing activities for the year ended December 31, 1999 was also impacted by the USD 3.0 million purchase of a patent.

     Cash provided by financing activities was USD 15,524,688 for the year ended December 31, 1999 and USD 20,469,390 for the three months ended March 31, 2000. Cash provided by financing activities for these periods was derived primarily from private sales of our convertible preferred stock. In addition, cash provided by financing activities for the year ended December 31, 1999 increased due to short-term borrowings of USD 2.0 million. There was no cash provided by financing activities for the year ended December 31, 1998.

     We believe that the net proceeds from this offering, together with our cash resources, will be sufficient to meet our anticipated cash needs for working capital, repayment of debt and capital expenditures for at least the next 12 months. After that time, we may need additional capital. However, we may need to raise additional funds sooner to fund our planned expansion, to develop new or enhanced products or services, to respond to competitive pressures or to make acquisitions. We cannot be certain that additional financing will be available to us on acceptable terms, or at all. If adequate funds are not available, or not available on acceptable terms, we may not be able to continue or expand our business.

SIGNIFICANT TECHNOLOGY RELATED EXPENDITURES

     The following tables list our recent significant technology related expenditures and planned technology related expenditures for the third quarter of 2000. This information is being provided pursuant to the listing rules of the SWX Swiss Exchange.

     The following table is a list of our significant technology related expenditures in 1999 and the approximate costs.

INVESTMENT                                                     AMOUNT (USD)
----------                                                     ------------
Website file servers........................................      282,000
U.S. Patent ("Electronic Couponing Method and Apparatus")...    3,000,000
Oracle database licenses....................................      111,000
Delano e-mail management/tracking software..................      120,000

     The following table is a list of our significant technology related expenditures in the first six months of 2000 and the approximate costs.

INVESTMENT                                                     AMOUNT (USD)
----------                                                     ------------
Additional VA Linux mail servers............................      38,000
Upgrades and memory for web servers.........................      50,000
System expansion............................................      30,000
Disk storage upgrades.......................................     110,000

     The following table is a list of the our significant technology related expenditures planned for the third quarter of 2000 and the estimated costs.

INVESTMENT                                                     AMOUNT (USD)
----------                                                     ------------
Internal desktop licenses...................................     176,000
New, expanded phone system..................................     110,000

RECENTLY ENACTED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS 133, Accounting For Derivative Instruments and Hedging Activities. The new standard establishes accounting and reporting standards for derivative instruments embedded in other contracts and for hedging activities. This statement, as amended, is effective for all fiscal quarters beginning after June 15, 2000. We do not expect SFAS 133 to have a material impact on our financial condition, results of operations or cash flows.

     In May 2000, the Emerging Issues Task Force ("EITF") released Issue No. 00-2, Accounting for Web Site Development Costs. EITF 00-2 establishes standards for determining the capitalization or expensing of incurred costs relating to the development of Internet web sites based upon the respective stage of development. The Issue is effective for fiscal quarters beginning after June 30, 2000 (including costs incurred for projects in process at the beginning of the quarter of adoption). We are currently evaluating the effect of EITF 00-2 on our financial results.

     In December 1999, the SEC issued Staff Accounting Bulletin No. ("SAB") 101, Revenue Recognition in Financial Statements, which provides additional guidance in applying generally accepted accounting principles for revenue recognition. We believe that our revenue recognition policy is in compliance with SAB 101.

QUALITATIVE AND QUANTITATIVE DISCUSSION OF MARKET RISK

     To date, we do not have any derivative financial instruments and do not plan to use any derivatives in our investment portfolio. We invest our cash in short-term, interest-bearing, investment-grade securities. We believe that our exposure to interest rate risk is not material to our results of operations.

                                    BUSINESS

OVERVIEW

     We provide an online direct marketing infrastructure that enables marketers to access consumers across our network of partner web sites. Our system allows marketers to offer a wide range of promotions for products and services in which consumers have expressed interest. These promotions can include, among others, digital coupons, sales notices, free shipping offers, minimum purchase discounts and repeat purchase incentives. We call these online promotions e-centives. We developed a web-based application which enables consumers to register to receive e-centives at our partners' web sites or through our web site, www.e-centives.com. Our members provide demographic information and indicate interests in product categories in return for e-centives targeted to their shopping preferences. We create an online account for each member which can be accessed on the web site of the partner through which they joined and on our web site. Members can also elect to receive e-centives by e-mail. We also offer technology to our marketers that automatically recognizes our members when they enter the marketer's web site, and highlights and applies relevant e-centives during the shopping and purchase process. We believe that the combination of targeting, convenience and integration provided by our system increases the effectiveness of promotions. During the three months ended March 31, 2000, we delivered e-centives for over 75 marketers including leading brands such as Disney, Egghead.com, REI.com, ShopSports.com and Tower Records.

     Our partners include high-traffic portal, community and content web sites, such as Excite, ZDNet, and iVillage.com. We provide a web-based application to our partners that enables them to offer e-centives accounts and promotions to their users on a co-branded basis, maintaining the look and feel of the partner's web site. We thereby enable our partners to incorporate a new member benefit into their web site without the costs and challenges of building and maintaining their own direct marketing system. We believe these relationships enable us to expand our database of consumers, provide convenient access for our members and attract new marketers to our system.

     As of March 31, 2000, we maintained over 3.0 million e-centives accounts. Although we keep our members' identities confidential, we analyze our database of demographic and preference information with sophisticated tracking and data analysis to help our marketers execute more effective promotional campaigns. We believe our combination of partners, marketers and members across a network of web sites creates a robust infrastructure for offering targeted promotions over the Internet.

INDUSTRY BACKGROUND

  Growth of the Internet, Online Commerce and Advertising

     The Internet continues to expand at a rapid pace as measured by the number of people using the Internet and the volume of commerce transacted online. IDC estimates that the number of people using the Internet will grow from approximately 239.6 million worldwide in 1999 to approximately 602.4 million worldwide in 2003. Many businesses have established methods to use the Internet to sell and distribute products and services to consumers. According to IDC, online commerce will increase from approximately $130.5 billion in 1999 to $1.6 trillion in 2003. IDC further estimates that the percentage of people purchasing products and services on the Internet will increase from approximately 26% at the end of 1999 to approximately 38% in 2003.

     As the number of people using online commerce grows, advertisers are increasingly using the Internet to locate customers, advertise products and services and facilitate transactions. Forrester Research estimates that online consumer marketing spending in the U.S. will increase from USD 7.1 billion in 2000 to USD 41.1 billion in 2005.

  Growth of Online Direct Marketing and Promotions

     Early online advertising strategies focused on building brand awareness and primarily employed banner advertisements on high volume web sites. As the volume of online advertising has expanded, however, banner advertisements have proven to be ineffective for attracting customers and promoting purchases. According to Net Ratings, response or click-through rates for banner advertisements were approximately 0.42% in March 2000, down from approximately 0.63% in April 1999.

     In response, online advertisers are increasingly focusing resources on direct marketing techniques. The Internet is particularly well suited to direct marketing because of its ability to access broad audiences or precisely defined consumer groups. The Internet enables marketers to collect data regarding the success of marketing and promotional programs. Forrester Research estimates that online consumer promotions in the U.S. will increase from USD 1.8 billion in 2000 to USD 14.4 billion in 2005.

OPPORTUNITY FOR AN ONLINE DIRECT MARKETING SYSTEM

     As advertisers expand their use of direct marketing, we believe that existing solutions fail to address the full range of their needs. In particular, marketers not only want to attract visitors to their web sites, but also want to convert visitors to buyers and generate repeat purchases. While some online solutions are effective in addressing any one of these objectives, we believe that each has limitations and, more importantly, that no solution effectively addresses all three goals.

     - Attract Visitors. Marketers employ a variety of tools to attract visitors, including banner advertisements and e-mail. With the decreasing effectiveness of banner advertisements, marketers are increasingly focusing on more targeted and cost effective tools such as permission-based e-mail and performance-based marketing programs. While permission-based e-mail services aggregate an audience of consumers, they reach only a small portion of the traffic on the Internet. In particular, we believe these services fail to effectively capitalize on the brand equity and broad reach of a wide network of high-traffic web sites and, as such, fail to reach consumers where they access the Internet and spend their time online. Marketers are also utilizing performance-based marketing programs which typically have payment terms based on the number of click-throughs or commission on sales. Although these programs may be cost effective, we believe they lack the database and analysis capabilities for targeted online direct marketing.

     - Convert Visitors to Buyers. In addition to attracting visitors, marketers face considerable difficulty in converting visitors to buyers once they visit a web site. According to Forrester Research, less than 2% of web site visits result in a purchase. To improve purchase rates, marketers are relying on coupons and price discounts typically delivered by e-mail. These methods assume that consumers are prepared to purchase when the offer is received, and do not easily enable the consumer to store and access the offer at his or her convenience. In addition, offers distributed by e-mail typically lack integration with the merchant site and fail to influence the purchase decision at the stage of the buying cycle that has the most impact on conversion. These promotions often complicate the transaction for the consumer during the purchase process by requiring the consumer to enter a promotion code at the point of purchase. Finally, unless the marketer wants to send unsolicited offers, the marketer must either distribute the offers to its own customers, which limits the reach of the promotion, or rely on a third-party delivery service whose brand may not be associated with product savings.

     - Generate Repeat Purchases. Marketers must successfully attract new customers, retain existing customers, and generate repeat purchase activity. Marketers often rely on rewards such as points programs and frequent flier miles to drive these repeat purchases. However, third party providers of these programs typically offer points or awards available and redeemable for a variety of products and services across a range of merchant sites. Therefore, we believe that such programs primarily generate customer loyalty to the respective program itself, rather than to the individual marketer. Further, we believe that targeted promotional offers represent a more effective means of generating repeat purchases. According to an industry source, approximately 73% of consumers report that they wait for a promotion at a web site before making a repeat purchase.

     We believe that there is a need for a comprehensive direct marketing infrastructure that can deliver the broad range of promotional tools necessary to meet all three objectives. We believe the best solution combines the targeting capabilities of permission e-mail, the broad reach and convenience of a network and the flexibility and integration of a customized merchant-specific promotional program.

OUR SOLUTION

     We have developed a comprehensive direct marketing infrastructure designed to enable marketers to access consumers across a network of partner web sites. Our infrastructure includes a web-based application which enables consumers to register to receive e-centives at our partners' web sites or through our web site. Our members provide demographic information and product category interests in return for targeted e-centives. Our system then delivers e-centives for products and services directly to the member's account and through e-mail. Members can easily access their e-centives on the web site of the partner through which they joined, or on our web site. In addition, we offer technology that enables a marketer to recognize our members when they visit the marketer's web site and incorporate e-centives into the shopping and purchase process. We believe that by developing a system that benefits our marketers, partners and members, we are well positioned to become a leading direct marketing infrastructure on the Internet.

  Marketer Benefits

     - Access to a large membership across our partners' web sites. We enable marketers to access our large member base and deliver their promotions across a network of web sites. By partnering with high traffic web sites to offer our service, we are able to increase our membership base and expand the audience for the marketers' promotions. Furthermore, by integrating our service into partner web sites, we enable marketers to deliver e-centives through web sites such as portals which consumers often use to initiate their shopping activities.

     - Outsourced direct marketing application. Our software applications and technology enable marketers to offer targeted promotions without having to devote the time and resources to develop their own direct marketing technology. Since we can rapidly deploy our technology on behalf of the marketer, the marketer can quickly launch its online promotional campaigns. We create and deliver e-centives for marketers and provide other promotional technologies to them.

     - Sophisticated targeting and tracking. We deliver targeted offers for marketers based on the demographic and purchase preference information of our members. Our system also provides periodic reports to help marketers analyze the effectiveness of their marketing campaigns.

     - Flexible promotional options. Our infrastructure allows us to electronically deliver a wide range of offers, which can include digital coupons, sales notices, free shipping offers, minimum purchase discounts and return purchase incentives. We also offer technology to marketers that enables them to recognize our members when they enter the marketer's web site, highlight the e-centive at the opportune time and apply the e-centive at the point of purchase.

  Partner Benefits

     - New service for members. We provide our partners with a web-based software application so that they can offer a promotion service to their users. Our system is designed to help increase their user base and the frequency of user visits.

     - Outsourced solution. We integrate our web-based application with our partners' web sites. Consumers can register to receive e-centives through our partners' web sites, often as part of the partners' registration process. We then host and serve member accounts pages and associated offers that appear on our partners' web sites. All of these elements are co-branded and maintain the look and feel of the partners' web site. We also provide consulting services to support the relationship and customer service for our partners' users and their advertising clients.

     - Enhanced promotional capabilities. By enabling our partners to offer their advertising clients access to our direct marketing system, we provide our partners with additional solutions to sell. Partners can offer access to our system to their advertising clients through their own sales forces or refer them to our sales representatives.

     - New revenue stream. We provide our partners with a new revenue stream. We compensate some of our partners for members we acquire through their web sites either by paying a fee for new members or by paying a percentage of the revenue we generate from the delivery of e-centives to such new members.

  Member Benefits

     - Relevant offers. We seek to deliver relevant offers to our members based on the purchase preference and demographic information they provide to us during registration and as periodically updated.

     - Easy to access. Our system is designed to provide members with easy and timely access to their e-centives. We deliver the e-centives directly to personal accounts which members can access at our partners' web sites through which they joined or through our web site. Members can also elect to have e-centives delivered to them by e-mail and regulate the frequency of those e-mails.

     - Convenient and organized. All e-centives delivered to members, including those delivered by e-mail, are stored in the member's personal account organizer where they are organized by category. Members can browse their personal account organizer by category or search for specific e-centives by marketer name or keyword. We automatically delete expired e-centives to eliminate clutter in the account.

     - Private and secure. All information in our database is digitally encoded, anonymous and secure to maintain the privacy of our members. By combining privacy with value and convenience, we seek to create a trusted brand name which will enable our members to have greater confidence in the e-centives that they receive.

GROWTH STRATEGY

     Our goal is to provide the leading direct-marketing infrastructure on the Internet. To achieve this objective, we intend to:

     - Expand our network of partners and membership base. We plan to attract members by broadening our existing relationships and entering into new relationships with high-traffic portal, community and content web sites, as well as by generating visits at our web site. We believe that our partners are critical for attracting new members and to providing existing members with a convenient access point to their accounts.

     - Increase the number of marketers and offers. We plan to attract additional marketers, including retailers and large national advertisers, by increasing our sales and marketing efforts and building on the established relationships of our partners with their advertisers. We also work with existing marketers to increase their usage of our system. As the size of our membership increases, we believe that we will be able to attract more marketers to our system, increasing both the breadth and quality of our offers.

     - Continue to develop direct marketing and promotional tools. We intend to continue to develop new technologies to enhance the performance of our infrastructure. These new technologies include additional direct-marketing and promotional tools for our partners and marketers, along with enhanced services and features for our members. We intend to expand our existing team of software engineers to accelerate the introduction of new technologies.

     - Increase brand awareness. We seek to make our e-centives brand a leading symbol for online direct marketing among marketers and partners. We focus our marketing efforts on marketers and partners primarily through advertising in national print and broadcast media and through public relations. We also believe that building awareness of the e-centives brand with consumers will increase the effectiveness of our marketers' promotions. We intend to increase brand awareness to consumers primarily through relationships with our partners and as well as through our own advertising.

     - Expand internationally. To date, we have focused on pursuing opportunities in the United States. As the Internet market outside the United States grows, we intend to expand into Europe and other countries. We believe the anticipated international growth of Internet usage and electronic commerce may generate significant market opportunities for us.

OUR DIRECT MARKETING SYSTEM

     Our proprietary system is designed to provide a comprehensive direct marketing solution for each of three constituencies: marketers, partners and members. We provide proprietary products and services to meet the needs of each constituency in order to effectively deliver promotions to a targeted audience.

     Marketers. During the three months ended March 31, 2000, we delivered approximately 31.8 million e-centives for over 75 marketers. Below is a list of our largest clients for whom we delivered e-centives during the quarter ended March 31, 2000, none of whom accounted for more than 7% of our revenue.

800.com               eCandy.com             PC Flowers & Gifts.com
Art.com               Egghead.com            Petstore.com
CarParts.com          eNutrition             ProFlowers
CDNow.com             golfballs.com          REI.com
Cooking.com           GourmetMarket.com      Roxy.com
Cyberian Outpost.com  InsWeb.com             SaraLeeDirect/One Hanes Place
Discover Card         iPrint.com             ShopSports.com
Disney                The Motley Fool, Inc.  SmarterKids.com
Doubleday             NetGrocer              Tower Records
Eastman Kodak         Overstock.com          USA Networks

     We currently offer marketers three types of online direct marketing solutions: PromoCast(TM), PromoCommerce(TM) and PromoMail(TM).

     Our PromoCast solution is a proprietary service which enables marketers to deliver targeted e-centives to our members' accounts. Once marketers purchase e-centives, we assist them in launching their promotional campaigns quickly and easily. Marketers typically use our client services team to create and distribute their e-centives. Once a member clicks on the offer, our system links the member directly to the appropriate page on the marketer's web site. We provide periodic reports to marketers to help them assess the effectiveness of each campaign.

     Our PromoCommerce solution builds on our PromoCast solution by integrating the marketer's web site directly with our direct marketing infrastructure. In addition to delivering e-centives to the accounts of members, PromoCommerce software enables marketers to recognize our members when they enter the marketer's web site and display their offers on the web pages determined by the marketer. A marketer can present new offers in a variety of places on their web site including their home page, specific sections based on product or merchandise category, or on the purchase confirmation page, all depending on the marketer's promotional criteria. For example, offers may be presented on the home page to entice consumers to make an impulse purchase, or alternatively on the purchase confirmation page to motivate a repeat purchase. Once the member accepts the new e-centive presented at the marketer's site, it can be redeemed immediately or it is automatically stored in the member's online account organizer to be redeemed at a later date.

     Through our PromoCommerce software, e-centives are automatically applied at the point of purchase with pricing and any other terms of the transaction appropriately adjusted. The member does not need to provide any additional codes or entries. Our authentication technology helps prevent fraudulent online use of offers.

     Our PromoMail solution is offered as an added service and is used in conjunction with PromoCommerce or PromoCast. Our PromoMail solution enables marketers to deliver targeted offers to members by electronic mail. PromoMail messages can be planned to coincide with special occasions, such as Valentine's Day and Mother's Day, and highlight specific promotions relevant to the occasion and the member. A PromoMail message can include e-centives from a limited number of marketers, each of which is stored in members' accounts. We track, measure and report response rates to the marketer for each mailing.

     Partners. We maintain relationships with partners that operate high-traffic portal, content and community web sites. We provide our partners with a web-based application which can be fully integrated within their web pages. Our application provides partners with the ability to offer e-centives to their advertisers and users without the costs and challenges of building and maintaining their own online direct marketing system. We provide and maintain the underlying technology, host and serve co-branded pages, create and deliver offers and provide consulting services and member support.

     Our partners' users can become e-centives members during the registration process of some of our partners' web sites. Alternatively, members can join our system through various other access points throughout the partner's web site. In either case, our service is delivered on a co-branded basis maintaining the look and feel of the partner's web site.

     Our partners currently include:

Deja.com                                Parents.com
Excite                                  Prodigy Internet
iVillage                                theglobe.com
Mom.com                                 Third Age Media
NetZero                                 USATODAY.com
NextCard                                ZDNet

     Our agreements with Excite and ZDNet are described below.

     - Excite. Excite has been one of our partners since March 1999. Since then, we have registered new members and delivered e-centives through Excite's web site. We entered into a new agreement with Excite in February 2000 under which we will register members through Excite's registration process and deliver a co-branded service called "Excite Special Offers, powered by e-centives." Excite has agreed to provide us with new members during the term of our agreement. We pay Excite a quarterly fee of up to approximately USD 1.6 million based on the number of members that register for our service through Excite's web site. In addition, select e-centives may be displayed on some of Excite's most visible web pages, including Excite's home page. Excite has also agreed to purchase a minimum of USD 3.75 million of our e-centives over three years. We estimate that this enhanced service will be launched in the third quarter of 2000. This agreement will terminate three-years from the launch date. Excite is also one of our stockholders. See "Related Party Transactions" for details of Excite's ownership interest in us. Under the terms of our agreement and subject to our right to cure any deficiencies, Excite may terminate prior to the expiration of the term if our services are not at least comparable to that of other sources with regard to any two of the following: content, functionality, personalization and ease of use.

     - ZDNet. ZDNet has been one of our partners since May 1999. We register new members and deliver "ZDNet e-centives" through ZDNet's web site. Our members sign-up through ZDNet's registration process, enabling customers to become e-centives members when they become ZDNet members. We share revenue with ZDNet on the delivery of e-centives to ZDNet users. Our agreement with ZDNet is unique in that ZDNet users currently receive e-centives only from ZDNet merchants and advertising clients. Our direct marketing system is also integrated with ZDNet's ComputerShopper.com web site, allowing e-centives to be displayed alongside product search results. Our agreement with ZDNet will terminate in August 2001.

     Members. As of March 31, 2000, we maintained over 3.0 million e-centives accounts. We provide our members with control over many aspects of our system, including what categories of offers they receive and when those offers are redeemed. To join our system, consumers sign-up for and personalize their e-centives account through any of our partner web sites or our web site. When creating or updating their account, our members provide demographic information and select categories in which they have an interest. These categories currently include:

Automotive             Gifts and         Music & Video
Baby Stuff             Gourmet           Office
Books & Magazines      Groceries         Pets
Computers              Health & Beauty   Services
Electronics            Hobbies           Sports & Fitness
Fashion                Home & Gardening  Toys & Games
                       Local             Travel


Based on this information, we place promotions in the accounts of our members. Members may also elect to receive e-mails that highlight specific promotions and which are automatically placed in the member's account for their convenience.

     Our system then allows members to easily store, review, delete or redeem their e-centives. Member accounts are accessible at the web sites of the partners through which the member joined or through our web site. Members may also opt to have their e-centives e-mailed to them on a periodic basis, the frequency of which is determined by the member. Unless they are redeemed or deleted, e-centives are automatically saved in the member account until they expire. Members can browse their personal account organizer by category or search for specific e-centives by marketer name or keyword. Each e-centive includes the marketer's logo, a description of the promotion being offered and an expiration date. Members click on the e-centive to redeem it and are automatically linked to the marketer's web site. If the marketer uses our PromoCommerce solution, the promotion may be automatically applied to the purchase.

     We place a high degree of value on maintaining the privacy of our members and believe that this commitment is critical to becoming a trusted source of promotions online. Our members' personal information is digitally encoded and remains private, anonymous and secure. In addition, we have a license from TRUSTe, an independent, non-profit privacy organization dedicated to building users' trust and confidence in the Internet. Under TRUSTe's program, we have agreed to adhere to established privacy principles and to comply with ongoing oversight and consumer resolution procedures.

SALES AND MARKETING

     We seek to establish relationships with marketers principally through our direct sales force. We also work with our partners to establish relationships with their advertisers and work with advertising or promotional agencies to reach their clients. We maintain sales personnel in major metropolitan areas of Washington, D.C., San Francisco, New York, Los Angeles and Denver. We currently employ 13 full-time sales persons and plan to significantly increase our sales force to broaden distribution of our products and services.

     In order to strengthen our existing relationships with marketers, we offer account management, technology integration and consulting services. We assign account managers with knowledge of direct marketing and promotions to marketers with the goal of increasing the performance of their marketing efforts and overall satisfaction with our services. Our integration services team provides installation, maintenance and support to marketers who choose to integrate our PromoCommerce software with their e-commerce systems and web sites. We also maintain a consulting team that provides periodic reports to marketers and helps formulate strategies to more effectively promote their products and services.

     We have a business development group that focuses on establishing relationships with operators of portals, content, community and other high-traffic web sites in order to build our partner network. Once the relationship is established, we assign relationship managers to assist with the day-to-day operation of the integrated co-branded system and enhance our service offerings.

     We market our products and services primarily through advertising, public relations and partner co-marketing efforts. We market to potential partners and marketers through a variety of offline and online media including magazines, newspapers, radio, outdoor and Internet advertisements. We market to consumers primarily through the relationships with our partners and marketers. Our partners and PromoCommerce marketers feature the e-centives brand, logo and messages on their web sites, providing us with greater brand awareness as a leading direct marketing infrastructure on the Internet.

TECHNOLOGY

     We have developed a proprietary and scalable technology infrastructure that enables marketers to create, deliver, redeem and track targeted e-centives. The e-centives system consists of:

     - database and user interface servers;

     - software components for PromoCommerce; and

     - Campaign Manager(TM) software.

     All e-centives are stored in and accessed from our database servers. These databases are developed using object-oriented database technology and are designed for rapid identification of target members. Our database server architecture is hardware scalable, which means that we can add new hardware servers to increase capacity or improve access times as our membership and number of e-centives grow.

     The user interface servers search our databases and display the individual member's e-centives accounts as web pages. These servers control the co-branded web pages of our marketers and partners. The user interface servers are deployed in a way to permit uninterrupted service in the event of a failure of one server.

     The software components of PromoCommerce enable communication between a marketer's e-commerce server and our system. This real-time communication enables the marketer to recognize our members when they enter the marketer's web site and display offers on the site. These components run on Sun Solaris and Windows NT and are compatible with most major electronic commerce software platforms, such as Microsoft's electronic commerce software.

     Our Campaign Manager software manages the creation and presentation of e-centives. This software can also manage the dynamic display of offers on the web sites of marketers that use our PromoCommerce solution.

COMPETITION

     As a provider of an online direct-marketing system, we generally compete with advertising and other promotion programs for a portion of a marketer's total marketing budget. In addition, within the promotions market, we compete with a variety of businesses. Our primary competition can be categorized as follows:

     - both online and offline direct marketing and promotion companies;

     - Internet-based marketing and advertising firms; and

     - other companies that facilitate the marketing of products and services on the Internet.

     Current or potential competitors include:

     - e-mail marketers, such as LifeMinders.com, NetCreations and YesMail;

     - rewards programs, such as Netcentives, Mypoints and Cybergold; and

     - coupon providers, such as coolsavings.com.

We also compete for marketing dollars with other online marketing and advertising companies, such as providers of banner advertisements, as well as offline marketing and promotion companies.

     Our ability to compete depends on many factors both within and beyond our control. These factors include our and our competitors':

     - success in developing and expanding our membership base;

     - ability to enter into relationships with partners and marketers;

     - ability to provide simple, cost-effective and reliable promotions;

     - timely development and marketing of new promotion services; and

     - ability to manage rapidly changing technologies, frequent new service introductions and evolving industry standards.

     We expect competition to intensify as more competitors enter our markets. Many of our existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical, marketing and managerial resources than we do. Many of our competitors also generate greater revenue and are better known than we are. They may compete more effectively and be more responsive to industry and technological change.

INTELLECTUAL PROPERTY RIGHTS

     A large part of our success depends on protecting our intellectual property, which is one of our most important assets. If we do not adequately protect our intellectual property, our business, financial condition and results of operations would be seriously harmed.

     We continue to develop our proprietary PromoCommerce software and make it available to our marketer clients. All of our marketer clients who desire to use our software sign our standard form license agreement. In addition, we require employees, contractors and other persons with access to our proprietary information to execute confidentiality and non-compete agreements. We seek to protect our software, documentation and other written materials under trade secret and other intellectual property laws, which afford only limited protection. We have not registered any copyrights in the U.S. or elsewhere related to our software or other technology.

     We have two issued U.S. patents and three pending U.S. patent applications. Our first issued patent is entitled "Electronic couponing method and apparatus" and relates to the method and apparatus for distributing, generating, and redeeming discount coupons, rebate or gift certificates or the like that tracks each coupon using a consumer ID number printed on the coupon. Our second issued patent, which is a continuation-in-part to our first patent, is entitled "Electronic discount couponing method and apparatus for generating an electronic list of coupons." Our pending patent applications seek to protect technology we may use in our business. We have no issued foreign patents, but we have two pending foreign patent applications. It is possible that no patent will issue from the currently pending patent applications. It is also possible that our patents or any potential future patents may be found invalid or unenforceable, or otherwise be successfully challenged. Also, any patent we have currently or that is issued to us may not provide us with any competitive advantages. We may not develop future proprietary products or technologies that are patentable, and the patents of others may seriously limit our ability to do business.

     We have filed trademark registrations for e-centives, the e-centives logo, PromoCast, PromoCommerce, and PromoMail, all of which are pending. We also claim rights in a number of additional tradenames associated with our business activities.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and, while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate, and our competitors may independently develop similar technology, duplicate our products or design around patents issued to us or our other intellectual property.

     There has been a substantial amount of litigation in the software industry regarding intellectual property rights. In fact, we are currently involved in litigation with one of our competitors regarding our intellectual property. See "-- Legal Proceedings." It is possible that in the future, other third parties may claim that our current or potential future products infringe upon their intellectual property. We expect that software developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any claims, with or without merit, could be time-consuming to defend, result in costly litigation or require us to enter into royalty or licensing agreements. These agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business, financial condition and results of operations.

     We integrate third-party software into the software we use in our business. We license database software from Oracle Corporation and Object Design, Inc. (now known as Excelon). The third-party software may not continue to be available to us on commercially reasonable terms. We may not be able to renew these agreements or develop alternative technology. If we cannot maintain licenses to key third-party software, develop similar technology or license similar technology from another source on a timely or commercially feasible basis, our business, financial condition and results of operations could be seriously harmed.

EMPLOYEES

     As of March 31, 2000, we had 92 full-time employees. Of these, 40 were sales and marketing, 42 were product development, and 10 were general and administrative personnel. None of our employees is represented by a labor union, nor have we ever experienced a work stoppage. We believe our employee relations are good.

     Number of employees (year-end)

1997........................................................    16
1998........................................................    31
1999........................................................    74

FACILITIES

     We do not currently own any real estate. Our headquarters and principal administrative, finance, legal, sales and marketing operations are located in approximately 16,000 square feet of leased office space in Bethesda, Maryland, a suburb of Washington, D.C. Our lease is for a term of three years and expires on September 30, 2000. On June 29, 2000, we signed an amendment to our existing lease to move our principal offices to 6901 Rockledge Drive, in Bethesda, Maryland, comprising approximately 47,000 square feet. We anticipate moving our principal offices to this space by September 2000. Under our new lease amendment, our rent expense will be approximately $132,000 per month. We also maintain offices in Redwood City, California, Santa Monica, California and New York, New York. We expect that we will need additional space as we expand our business and believe that we will be able to obtain space as needed.

LEGAL PROCEEDINGS

     In August 1998, coolsavings.com, Inc., an online coupon provider, filed a patent infringement lawsuit against us in the U.S. District Court for the Northern District of Illinois. In its complaint, coolsavings.com alleges that we have infringed and are infringing a patent held by coolsavings.com entitled "Interactive Marketing Network and Process Using Electronic Certificates." The patent is described in its abstract as a "data processing system issuing electronic certificates through 'online' networks of personal computers, televisions or other devices with video monitors or telephones." We contend that we have not and are not infringing the patent, that the patent is invalid and was improperly procured, and that coolsavings.com is interfering with our business. A trial is currently scheduled for December 2000.

     In April 1999, we filed a patent infringement lawsuit against coolsavings.com in the U.S. District Court for the District of Maryland. In our complaint, we allege that coolsavings.com is infringing a patent held by us, U.S. Patent No. 5,710,886. Our patent, entitled "Electronic Couponing Method and Apparatus" is described in its abstract as a "method and apparatus for distributing, generating, and redeeming discount coupons, rebate or gift certificates or the like that tracks each coupon using a consumer ID number printed on the coupon." Coolsavings.com contends that it has not and is not infringing the patent, and that the patent is invalid. The parties are in the process of discovery which has a deadline set for September 21, 2000. There is no trial date set in the case.

     In March 2000, we filed an additional patent infringement lawsuit against coolsavings.com in the U.S. District Court for the District of Maryland. In our complaint, we alleged that coolsavings.com is infringing our U.S. Patent No. 6,035,280. Our patent, entitled "Electronic Discount Couponing Method and Apparatus For Generating an Electronic List of Coupons" is described in its abstract as a "method and apparatus for distributing, generating, and redeeming discount Virtual Coupons, rebate or gift certificates or the like which may be used in conjunction with a frequency card program or the like." Coolsavings.com contends that it has not and is not infringing the patent, and that the patent is invalid and was improperly procured. This litigation has been consolidated into the litigation filed in April 1999.

     We believe that we have strong defenses against coolsavings.com's lawsuit. We believe that our system and the methods we employ to operate the system are substantially different than the methodology covered by the coolsavings.com patent. Furthermore, we believe that the coolsavings.com patent does not represent a novel advance and will be held invalid based on prior art, including, but not limited to our patent discussed above, which predates the coolsavings.com patent. Accordingly, we intend to defend the action vigorously.

     However, litigation is subject to inherent uncertainties, especially in intellectual property cases such as these where technical issues are involved. Any litigation, regardless of the merits of the complaint, will likely be time-consuming, costly and a diversion of our resources and our management's attention. We may not prevail in this litigation. If we do not prevail, we may be forced to make substantial modifications to our system and the way we operate our business. We may also be required to develop new technologies, license alternate technologies or have to obtain a license from coolsavings.com for the method covered by its patent, which might not be made available to us on reasonable terms, if at all. Implementation of any of these alternatives could be costly and time consuming and may have a material adverse effect on our business.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

     The following table presents information about each of our executive officers, key employees and directors.

NAME                                    AGE          POSITION(S) WITH COMPANY
----                                    ---          ------------------------
Kamran Amjadi.........................  36    Chairman and Chief Executive Officer
Mehrdad Akhavan.......................  36    President, Chief Operating Officer,
                                                Secretary and Director
Michael Sullivan......................  42    Chief Financial Officer and Treasurer
Lawrence Brand........................  46    Senior Vice President of Sales and
                                              Business Development
Homayoon Tajalli......................  41    Senior Vice President of Products and
                                                Engineering
Jason Karp............................  32    Vice President and General Counsel and
                                                Assistant Secretary
Barbara Barclay.......................  36    Vice President of Client Services
Ira Becker............................  32    Vice President of Strategic Alliances
Sandra Keeling-Wainwright.............  47    Vice President of Marketing
David Nelson..........................  40    Vice President of Network Operations
Peter Friedli.........................  46    Director
James Caccavo.........................  38    Director

     Kamran Amjadi has served as our Chairman and Chief Executive Officer since he co-founded our business in August 1996. From September 1990 until August 1996, Mr. Amjadi was the Executive Vice President and Director of United States Operations for MP Technologies, a software company. From July 1986 until August 1990, Mr. Amjadi was a software engineer with the Hewlett-Packard Corporation.

     Mehrdad Akhavan has served as our President and Chief Operating Officer since October 1999, having served as our Executive Vice President and Secretary since he co-founded our business in August 1996. Mr. Akhavan was elected to our board of directors in October 1996. From November 1994 until August 1996, Mr. Akhavan was President of TechTreK, a children's computer entertainment and education center. From January 1991 until November 1994, Mr. Akhavan was President of Trident Software, a company he co-founded, which digitized works of art.

     Michael Sullivan has served as our Chief Financial Officer since May 1999. From April 1990 until May 1999, Mr. Sullivan held various positions with Manugistics Group, Inc., a supply chain management solutions developer, and served most recently as Vice President, Corporate Finance. From April 1988 until November 1989, Mr. Sullivan was Vice President, Product Development at Best Software, a developer of financial software.

     Lawrence Brand joined us in November 1997 as our Vice President of Sales. He became our Senior Vice President of Sales and Business Development in November 1999. From September 1990 until April 1997, Mr. Brand was the Executive Vice President and General Manager of InterBase Software, a division of Borland International, a developer of application, tools and relational databases. From July 1984 until February 1990, Mr. Brand held various positions with Oracle Corporation, serving most recently as National Director of Financial Services.

     Homayoon Tajalli was recently promoted to be our Senior Vice President of Products and Engineering, having served as our Vice President of Engineering since October 1999. Mr. Tajalli held various positions with Trusted Information Systems from October 1987 until June 1999, and served most recently as Executive Vice President. Prior to Trusted Information Systems, Mr. Tajalli held various management positions at Digital Equipment Corporation from 1983 until 1987.

     Jason Karp joined us as our Vice President and General Counsel in March 2000. From July 1998 to March 2000, Mr. Karp held several positions with Net2000 Communications, Inc., an integrated provider of local, long distance, data and internet access services, and served most recently as Assistant Vice President of Legal and Regulatory Affairs. From October 1996 to June 1998, Mr. Karp held several management positions with MCI Communications. From December 1994 to September 1996, Mr. Karp was a senior attorney in the Common Carrier Bureau of the FCC.

     Barbara Barclay joined us in January 1998 as Director of Business Development and was promoted to Vice President of Client Services in January 1999. From August 1997 until January 1998, Ms. Barclay had the dual role of General Manager and European Product Manager at ACNielsen in the United Kingdom. From February 1994 until August 1996, Ms. Barclay was Director of Client Sales & Service for ACNielsen. From July 1992 until February 1994, Ms. Barclay was European Client Services/Project Director of Information Resources, Inc., a software consulting and placement company.

     Ira Becker joined us in September 1998 as Director of Business Development and was promoted to Vice President of Strategic Alliances in May 1999. From November 1997 until September 1998, Mr. Becker was Director of Sales Development at PointCast, an Internet news and information company. From September 1995 until September 1997, Mr. Becker was Vice President of Sales of inquiry.com, an Internet resource for information technology professionals. From September 1989 until September 1995, Mr. Becker was a manager with Ziff-Davis Publishing.

     Sandra Keeling-Wainwright has served as our as Vice President of Marketing since April 1998. From January 1990 until March 1998, Ms. Keeling-Wainwright was a partner with Poppe Tyson (now Modem.Media). From January 1986 until December 1987, Ms. Keeling-Wainwright co-founded and ran a marketing and communication firm.

     David Nelson has served as our Vice President of Network Operations since May 2000. From May 1998 until April 2000, Mr. Nelson held various positions at Net2000 Communications, Inc., and served most recently as Vice President, Network and Customer Operations. From October 1993 to May 1998, he was Vice President, Customer Service and Operations at Loral Orion, Inc., a satellite owner, operator and provider of private multi-media networks. From June 1989 to October 1993, Mr. Nelson held several positions in operations, sales and marketing at Northern Telecom Inc.

     Peter Friedli co-founded our business in August 1996. Mr. Friedli was elected to our board of directors in October 1996. Mr. Friedli has been the principal of Friedli Corporate Finance, Inc., a venture capital firm, since its inception in 1986. Prior to joining Friedli Corporate Finance, Mr. Friedli worked as an international management consultant for service and industrial companies in Europe and the U.S. Mr. Friedli also serves as the President of New Venturetec, Inc., a publicly traded Swiss venture capital investment company and currently serves as a director of VantageMed Corporation, a publicly traded provider of healthcare information services.

     James Caccavo has served as one of our directors since March 2000. Mr. Caccavo is a partner with Moore Capital Management's private equity group. From May 1999 to August 1999, Mr. Caccavo served as Executive Vice President and President of Internet Operations of Tickets.com. Mr. Caccavo served as President and Chief Executive Officer of California Tickets.com from December 1997 until its merger with Tickets.com in May 1999. From August 1988 to November 1996, Mr. Caccavo held various positions with Sullivan Communications, Inc., a graphic arts services company, most recently serving as Senior Vice President. Mr. Caccavo currently serves as a director of Tickets.com.

BOARD COMMITTEE

     Our board of directors currently has a compensation committee. The compensation committee determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of other employees and consultants. The compensation committee also administers our various incentive compensation, stock and benefit plans. The compensation committee consists of Mr. Friedli, the committee's chairman, and Mr. Amjadi.

DIRECTOR COMPENSATION

     We do not currently compensate our directors who are also employees. Each non-employee director currently is reimbursed for reasonable travel expenses for each board meeting attended. In addition, each non-employee director receives 10,000 stock options per year of service, with vesting one year from the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

EXECUTIVE COMPENSATION

     The following table sets forth in U.S. Dollars the compensation paid to or earned by our named executive officers which includes our Chief Executive Officer and the four other most highly compensated executive officers whose salary and bonus for services rendered in all capacities for the fiscal year ended December 31, 1999 exceeded USD 100,000. We will use the term "named executive officers" to refer to these people later in this prospectus.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                                      ------------
                                                               ANNUAL COMPENSATION     SECURITIES
                                                              ---------------------    UNDERLYING
NAME AND PRINCIPAL POSITION(S)                         YEAR   SALARY ($)   BONUS($)     OPTIONS
------------------------------                         ----   ----------   --------   ------------
Kamran Amjadi
  Chairman and Chief Executive Officer...............  1999    $170,000    $50,000      100,000

Mehrdad Akhavan
  President, Chief Operating Officer, Secretary and
  Director...........................................  1999    $150,000    $50,000      100,000

Michael Sullivan
  Chief Financial Officer and Treasurer..............  1999    $ 81,000(1)               50,000

Homayoon Tajalli
  Senior Vice President of Products and
  Engineering........................................  1999    $ 31,000(2)              220,800

Lawrence Brand
  Senior Vice President of Sales and Business
  Development........................................  1999    $148,000    $38,000       40,000

---------------

(1) Mr. Sullivan commenced his employment in May 1999 at an annual base salary of $130,000.

(2) Mr. Tajalli commenced his employment in October 1999 at an annual base salary of $150,000.

  Employment Agreements

     Kamran Amjadi and Mehrdad Akhavan are employed under employment agreements which terminate on August 31, 2002. Mr. Amjadi's and Mr. Akhavan's employment agreements provide for annual base salaries of USD 170,000 and USD 150,000, respectively, subject to increase by the board of directors. Each of Mr. Amjadi and Mr. Akhavan is eligible for an annual bonus of USD 50,000 and an annual option to purchase 100,000 shares of our common stock if certain performance criteria established by the board of directors are met. The stock options granted to Messrs. Amjadi and Akhavan under their respective employment agreements are granted pursuant to our stock incentive plan at an exercise price set by the board of directors that cannot be higher than fair market value at the time of the grant and vest immediately. Each of Messrs. Amjadi and Akhavan may be terminated without cause by us at any time provided that we are required to pay the full balance of their salaries for the term. If we are taken over, sold, or involved in a merger or acquisition of any kind and the same salary is not offered to Messrs. Amjadi and Akhavan for the remaining term of their agreements then they shall be entitled to payment of the full balance of their salaries for the term. Each of Messrs. Amjadi and Akhavan has agreed for a period of one year not to compete directly with or be employed by any person or organizations that compete directly with our products or services developed or in development at the time of their termination.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table summarizes the options granted to each of our named executive officers during the fiscal year ended December 31, 1999.

                                        INDIVIDUAL GRANTS
                       ----------------------------------------------------
                       NUMBER OF      PERCENT OF                                 POTENTIAL REALIZABLE VALUE AT
                       SECURITIES   TOTAL OPTIONS                             ASSUMED ANNUAL RATES OF STOCK PRICE
                       UNDERLYING     GRANTED TO                               APPRECIATION FOR OPTION TERM (1)
                        OPTIONS      EMPLOYEES IN    EXERCISE    EXPIRATION   -----------------------------------
NAME                    GRANTED      FISCAL YEAR     PRICE (2)      DATE            5%                 10%
----                   ----------   --------------   ---------   ----------   ---------------   -----------------
Kamran Amjadi........   100,000          8.45%       USD 2.50      5/15/09      USD 157,224         USD 398,436
Mehrdad Akhavan......   100,000          8.45%           2.50      5/15/09          157,224             398,436
Michael Sullivan.....    50,000          4.23%           2.50      5/17/09           78,612             199,218
Homayoon Tajalli.....   220,800         18.66%           3.50     10/14/09          486,010           1,231,644
Lawrence Brand.......    40,000          3.38%           3.50      9/15/09           88,045             223,124

---------------

(1) The potential realizable value is calculated based on the 10-year term of the option at the time of grant. Assumed stock price appreciation of 5% and 10% is based on the exercise price.

(2) The exercise price equals the fair market value of the common stock as of the grant date as determined by the board of directors.

                         FISCAL YEAR-END OPTION VALUES

     The following table presents information with respect to stock options owned by each of our named executive officers at December 31, 1999.

                                    NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                         UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                           DECEMBER 31, 1999               DECEMBER 31, 1999(1)
                                    --------------------------------   -----------------------------
NAME                                EXERCISABLE       UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
----                                ------------      --------------   -------------   -------------
Kamran Amjadi.....................    100,000                 --       USD 1,250,000    USD       --
Mehrdad Akhavan...................    100,000                 --           1,250,000              --
Michael Sullivan..................         --             50,000                  --         625,000
Homayoon Tajalli..................     30,000            190,800             345,000       2,194,000
Lawrence Brand....................     98,427             72,809           1,230,338         870,113

---------------

(1) There was no public trading market for our common stock as of December 31, 1999. Accordingly, these values have been calculated on the basis of the assumed initial public offering price of $15 per share, less the applicable exercise price per share, multiplied by the number of shares underlying such options.

               OPTIONS GRANTED AS OF THE DATE OF THIS PROSPECTUS

     The following table sets forth the options granted to named executive officers, directors and employees as of the date of this prospectus.

                                                      NUMBER OF SECURITIES
                                                       UNDERLYING OPTIONS
                                               AS OF THE DATE OF THIS PROSPECTUS
                                         ----------------------------------------------
                                                                       EXERCISABLE SIX
                                                                       MONTHS FOLLOWING
                                                                       THE DATE OF THIS   AVERAGE EXERCISE
NAME                                     EXERCISABLE   UNEXERCISABLE      PROSPECTUS          PRICE(1)
----                                     -----------   -------------   ----------------   ----------------
Kamran Amjadi..........................     100,000             --          100,000           USD 2.50
Mehrdad Akhavan........................     100,000             --          100,000               2.50
Peter Friedli..........................      30,000         10,000           40,000               3.50
Michael Sullivan.......................      43,750         31,250           46,875               2.83
Lawrence Brand.........................     143,210         77,590          170,810               2.91
Homayoon Tajalli.......................     220,800             --          220,800               3.50
All directors, officers and employees
  as a group...........................   1,101,489      1,131,611        1,255,695               3.31

---------------

(1) This number represents the average exercise price of all of the exercisable and unexercisable options held by such person or persons. The exercise price for all options granted equals the fair market value of the common stock as of the grant date as determined by the board of directors.

1996 STOCK INCENTIVE PLAN

     Our 1996 stock incentive plan provides for the grant of options, restricted stock and other stock-based compensation to our employees, consultants and advisors. We have 3,200,000 shares of common stock reserved for issuance under this plan. As of March 31, 2000, there were options to purchase 2,171,100 shares of common stock at a weighted average exercise price of USD 3.12 per share outstanding under this plan. Options granted under this plan typically vest over time, usually ratably over four years from the date of grant, subject to acceleration in the event of a change of control of e-centives. Typically, an option granted under the plan expires ten years after it is granted. As of the date of this prospectus, our board of directors has issued only stock options under this plan.

     Our compensation committee administers this plan. The compensation committee is authorized to determine:

     - which eligible individuals receive option grants or share issuances;

     - the number of shares under each option grant or share issuance;

     - the exercise price per share under each option;

     - the term of each option; and

     - the vesting schedule for individual option grants or share issuances.

This plan provides for the granting of both incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 and non-statutory options.

401(k) PLAN

     We have a tax-qualified employee savings plan which covers all of our employees who are at least 21 years of age. Eligible employees may defer up to 20% of their pre-tax earnings, subject to the Internal Revenue Service's annual contribution limit. Our 401(k) plan permits us to make additional discretionary matching contributions on behalf of all participants in our 401(k) plan in an amount determined by us. Our 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986 so that contributions by employees or by us to our 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan, and so that contributions by us, if any, will be deductible by us when made.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under a provision of Delaware law relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

     - for any transaction from which the director derives an improper personal benefit.

As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     Our bylaws provide for the indemnification of our directors and officers and any person who is or was serving at our request as a director, officer, employee, partner or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise. This indemnification is provided to the fullest extent authorized by, and subject to the conditions set forth in, the Delaware General Corporation Law. This indemnification will include the right to be paid the expenses by us in advance of any proceeding for which indemnification may be had in advance of its final disposition.

                           RELATED PARTY TRANSACTIONS

STOCK PURCHASES AND RELATED MATTERS

     Peter Friedli, a stockholder and one of our directors, has relationships with several of our other stockholders. He serves as the investment advisor to Joyce, Ltd., Pine, Inc., Savetech, Inc., Spring Technology Corp., USVentech, Inc., and Venturetec, Inc. Mr. Friedli serves as President of Venturetec and its parent corporation New Venturetec AG. As of March 31, 2000, Mr. Friedli beneficially owned approximately 10% of Pine, 3% of New Venturetec and 12% of Spring Technology.

     In October 1996, we sold 235,000 shares of our common stock to Joyce, 35,000 shares of our common stock to Pine, 10,000 shares of our common stock to Peter Friedli and 720,000 shares of our common stock to Savetech, Inc. at a price of USD 0.25 per share. At the same time, we granted to Mr. Friedli warrants exercisable for 56,000 shares of our common stock at an exercise price of USD 0.10 per share.

     In December 1996, we sold 200,000 shares of our common stock to Pine, 120,000 shares of our common stock to Spring Technology and 172,000 shares of our common stock to USVentech at a price of USD 1.00 per share. In February 1997, we sold 700,000 shares of our common stock to Venturetec at a price of USD
2.50 per share.

     On June 23, 1997, we sold 800,000 shares of our Series A convertible preferred stock to Venturetec and on July 15, 1997, we sold 140,000 shares of our Series A convertible preferred stock to Spring Technology at a price of USD
4.50 per share. In July 1997, we granted warrants exercisable for 50,000 shares, 100,000 shares and 20,000 shares, respectively, of our common stock to Mr. Friedli, Spring Technology Corp. and Pine Inc. at an exercise price of USD 4.50 per share.

     In February 1999, we sold 2,000,000 shares of our Series B convertible preferred stock to Venturetec, Inc. at a price of USD 6.00 per share. At the same time, we granted warrants exercisable for 4,000 shares and 100,000 shares, respectively, of our common stock to Mr. Friedli and Spring Technology Corp. at an exercise price of USD 6.00 per share.

     In February 2000, we sold 2,328,434 shares of our Series C convertible preferred stock in a private offering. As part of this offering, we sold 196,080 shares, 49,020 shares and 49,608 shares to Venturetec, Spring Technology and Peter Friedli, respectively, at USD 10.20 per share. We also sold 367,648 shares at the same price in this offering to Excite, Inc., one of our strategic partners. See "Business -- Our Direct Marketing System -- Partners" for a discussion of our agreement with Excite.

     Each of the warrants we have granted entitles its registered holder to "piggyback" registration rights for the common stock underlying the warrants in certain public offerings of our securities, subject to underwriter restrictions. At the closing of this offering, all shares of our Series A, Series B and Series C convertible preferred stock outstanding will convert to common stock on a one-for-one basis.

     Our board of directors determined the respective per share purchase prices for the above-listed transactions based on the respective prices of our securities sold contemporaneously to third parties who were not affiliated with us.

LOANS TO MEMBERS OF MANAGEMENT AND BOARD OF DIRECTORS

     We do not have any outstanding loans to members of the management or the board of directors.

OTHER TRANSACTIONS

     In July 1996, we entered into a consulting agreement with Friedli Corporate Finance, Inc., whereby Mr. Friedli provides us with financial consulting services and investor relations advice. Pursuant to this agreement, Friedli Corporate Finance is paid USD 4,000 per month plus reimbursement of expenses related to Mr. Friedli's services and accrues an additional USD 2,000 per month upon profitability. We paid Friedli Corporate Finance USD 63,000, USD 87,000 and USD 12,000, respectively, for Mr. Friedli's services rendered to us during 1998, 1999 and the first three months of 2000, under this agreement. In addition, under this agreement, we granted Friedli Corporate
Finance:

     - a preemptive right to purchase any debt or equity securities issued by us in a financing transaction;

     - a preemptive right to allocate 10% of the share offering in our initial public offering;

     - a veto right on an single capital expenditure of USD 500,000 or more until our initial public offering; and

     - a seat on our board of directors and its compensation committee.

Friedli Corporate Finance has waived its preemptive rights to purchase our preferred stock issued since the date of this agreement. Friedli Corporate Finance has permanently waived its rights to purchase shares of common stock in this and future offerings and its rights to allocate 10% of the shares of common stock in this offering. This agreement will be amended to terminate such preemptive rights upon the closing of this offering.

REPURCHASE OF SHARES

     As of the date of this prospectus, we have not repurchased any of our shares.

                             PRINCIPAL STOCKHOLDERS

     The following table presents information regarding the beneficial ownership of common stock as of March 31, 2000 and as adjusted to reflect the sale of common stock in this offering by:

     - each person, or group of affiliated persons, who is the beneficial owner of more than five percent of our outstanding common stock;

     - each of our named executive officers;

     - each of our directors; and

     - all of our executive officers and directors as a group.

     Unless otherwise indicated, the address of each person identified is c/o e-centives, Inc., 6903 Rockledge Drive, Suite 1200, Bethesda, Maryland 20817.

     The persons named in this table have sole voting power for all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the footnotes to this table. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days after the date of this prospectus are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

                                                              SHARES          PERCENTAGE
                                                           BENEFICIALLY   BENEFICIALLY OWNED
                                                              OWNED       -------------------
                                                           ------------   PRIOR TO    AFTER
NAME                                                          NUMBER      OFFERING   OFFERING
----                                                       ------------   --------   --------
Kamran Amjadi(1).........................................   1,696,000       14.7%
Mehrdad Akhavan(2).......................................     760,000        6.6
Peter Friedli(3).........................................   5,234,341       44.5
  c/o Friedli Corporate Finance AG
  Freigutstrasse 5
  8002 Zurich, Switzerland
Venturetec, Inc.(4)......................................   3,696,080       32.4
  c/o Friedli Corporate Finance AG
  Freigutstrasse 5
  8002 Zurich, Switzerland
Michael Sullivan(5)......................................      43,750          *
Homayoon Tajalli(6)......................................     220,800        1.9
Lawrence Brand(7)........................................     164,614        1.4
All executive officers and directors as a group (6
  persons)(8)............................................   8,119,505       65.5

---------------

 *  Less than 1% of the outstanding shares of common stock.

(1) Includes 100,000 shares issuable upon exercise of vested stock options.

(2) Includes 100,000 shares issuable upon exercise of vested stock options.

(3) Includes 30,000 shares issuable upon exercise of vested stock options and 110,000 shares issuable upon exercise of warrants to purchase held by Mr. Friedli individually, as well as shares of common stock and common stock underlying warrants held by entities over which Mr. Friedli has control, as follows: Joyce, Ltd. -- 235,000 shares of common stock; Pine Inc. -- 255,000 shares of common stock, 20,000 warrant shares; Savetech, Inc. -- 165,383 shares of common stock; Spring Technology Corp. -- 128,500 shares of common stock, 140,000 shares of common stock underlying Series A convertible preferred stock, 49,020 shares of common stock underlying Series C convertible preferred stock and

    200,000 warrant shares; Venturetec, Inc. -- 700,000 shares of common stock, 800,000 shares of common stock underlying Series A convertible preferred stock, 2,000,000 shares of common stock underlying Series B convertible preferred stock, 196,080 shares of common stock underlying Series C convertible preferred stock; and USVentech -- 145,750 shares of common stock. As investment advisor to these entities, Mr. Friedli has voting and investment power with respect to these shares. See "Related Party Transactions -- Stock Purchases and Related Matters" for a description of Mr. Friedli's relationships with these entities. New Venturetec AG may be deemed to control Venturetec by virtue of its ownership of 100% of Venturetec's capital stock and its corresponding right to elect Venturetec's directors, and, therefore, our capital stock owned by Venturetec may also be deemed to be beneficially owned by New Venturetec.

(4) Includes 800,000 shares of Series A convertible preferred stock, 2,000,000 shares of Series B convertible preferred stock, and 196,080 shares of Series C convertible preferred stock.

(5) Includes 43,750 shares issuable upon exercise of vested stock options.

(6) Includes 220,800 shares issuable upon exercise of vested stock options.

(7) Includes 164,614 shares issuable upon exercise of vested stock options.

(8) Includes 659,164 shares issuable upon exercise of vested stock options and 330,000 shares issuable upon exercise of warrants.

                           DESCRIPTION OF THE COMPANY

     Set out below is certain information concerning e-centives and a brief summary of certain significant provisions of our by-laws and the Delaware General Corporation Law. This description does not purport to be complete and is qualified by reference to the certificate of incorporation, by-laws and the Delaware General Corporation Law. Much of the disclosure in this section is required by the listing particulars of the SWX New Market of the SWX Swiss Exchange.

E-CENTIVES, INC.

     We are a duly organized stock corporation under the laws of the United States, State of Delaware, established for an indefinite period by a certificate of incorporation dated July 30, 1996. Our certificate of incorporation was filed with the Office of the Secretary of State of the State of Delaware on August 2, 1996. Our registered offices in the State of Delaware are located at the Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, United States of America.

     The purpose of the company, as stated in article third of our certificate of incorporation, is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law. Pursuant to this article, we have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities."

STOCKHOLDERS' MEETINGS

  Purpose of Meetings

     We are required by the Delaware General Corporation Law to hold annual meetings of our stockholders for the election of directors. Directors serve until the next annual meeting of stockholders called for the purpose of electing Directors and until the election and qualification of a successor or until such director's earlier death, resignation, retirement or removal by a majority vote of the shares entitled to vote (as described below). The Delaware General Corporation Law also provides that certain transactions that affect the structure of the corporation must be approved by the stockholders, such as amendments to the certificate of incorporation, mergers, or sales of substantially all the assets of the corporation.

  Place and Notice of Meetings

     Our bylaws provide that our annual meeting shall be held at our principal office or at such other place as the board of directors may select. The date of such annual meeting shall be not more than six months following the close of our fiscal year which is December 31. In addition, special meetings of our stockholders can called at any time by our President, or by the President or Secretary at the written request of a majority of the board of directors or twenty percent or more of the stockholders by number or aggregate share ownership. Our bylaws provide that written notice of any annual or special meeting of stockholders shall be either served personally or by mail, not less than 10 nor more than 30 days before such meeting.

  Quorum and Voting

     The presence in person or by proxy of stockholders holding of record a majority of the total number of shares then issued and outstanding, is necessary and sufficient to constitute a quorum for the transaction of any business at a meeting. Except as otherwise provided by law or our certificate of incorporation, at each meeting of stockholders, each holder of record of stock entitled to vote thereat shall be entitled to one vote for each share of stock held by such stockholder and registered in his name on our corporate records.

     Except for the election of directors (which is described below) and as otherwise provided by law or our certificate of incorporation, the affirmative vote of those stockholders holding of record in the aggregate at least a majority of the issued and outstanding shares of stock present in person or by proxy and entitled to vote at the meeting of stockholders with respect to a question or matter properly brought before such meeting is necessary and sufficient to decide such question or matter. Members of our board of directors are elected by the vote of shareholders holding of record in the aggregate at least a plurality of the shares of stock present in person or by proxy and entitled to vote on such election.

     Each stockholder entitled to vote may vote by proxy. The instrument authorizing such proxy to act shall be signed by the stockholder or by his duly authorized attorney-in-fact. No proxy is valid for longer than 11 months unless the proxy specifically provides the length of time it is to continue in force. Such instrument shall be exhibited to the secretary at the meeting and shall be filed with our corporate records.

  Actions by Written Consent

     The Delaware General Corporation Law provides that any action required to be taken at an annual or special meeting of stockholders or any action which may be taken at any annual or special meeting, may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and such consent or consents are delivered to the corporation.

  Notice to Shareholders

     Notices to the shareholders required under the Listing Rules of the SWX Swiss Exchange will be published in two financial newspapers published in Zurich and Geneva in German and French. The board of directors may designate further means of publication for notifying the shareholders, including by mail.

  Notification and Disclosure of Major Share Interests

     Under the terms and conditions of our listing agreement with SWX Swiss Exchange we are required to notify and disclose to the SWX Disclosure Office the attainment of beneficial ownership of 5, 10, 20, 33 1/3, 50 or 66 2/3 percent of our issued and outstanding shares of common stock within four days of the attainment of such ownership should such ownership become known to us. We have also agreed that we will within 10 days publish certain information regarding such share acquisition in the Swiss Commercial Gazette and in at least one of the main electronic media specializing in stock market data under the Ordinance of the Federal Banking Commission on Stock Exchanges and Securities Trading.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     We had 25,000,000 shares of common stock authorized, par value USD 0.01 per share, and 4,879,375 shares of common stock outstanding as of March 31, 2000. We currently have 10,000,000 shares of preferred stock authorized, par value USD
0.01 per share, of which 2,000,000 shares are designated as Series A convertible preferred stock, 3,000,000 shares are designated as Series B convertible preferred stock and 2,330,000 are designated as Series C convertible preferred stock. We had 1,700,000 shares of Series A preferred stock outstanding, 2,500,000 shares of Series B preferred stock outstanding and 2,328,434 shares of Series C preferred stock outstanding as of March 31, 2000. All of the shares of preferred stock of e-centives will be converted to shares of common stock upon the completion of this offering.

     As of the date of this prospectus, 45 record holders owned 4,879,375 shares of our outstanding common stock. Based on the number of shares outstanding as of
the date of this prospectus and giving effect to our issuance of      shares of
our common stock in this offering and the conversion of our outstanding
preferred stock, we will have      shares of common stock outstanding upon
completion of this offering.

CHANGES IN CAPITALIZATION SINCE INCORPORATION

     We were incorporated on August 2, 1996 having 22,000,000 shares of capital stock authorized, par value USD 0.01 per share, 20,000,000 shares of common stock and 2,000,000 shares of preferred stock. In October 1996, we issued 1,000,000 shares of common stock at a price of USD .25 per share. At the same time, warrants were issued to purchase 60,000 shares of common stock at an exercise price of USD 0.10 per share. In December 1996, we issued 500,000 shares of common stock for USD 1.00 per share. In February 1997, we sold 900,000 shares of common stock for USD 2.50. In July 1997, we issued 1,700,000 shares of Series A preferred stock at a price of USD 4.50 per share. At the same time, warrants were issued to purchase 170,000 shares of common stock at an exercise price of USD 4.50 per share. On February 3, 1999, the number of shares of preferred stock authorized was increased to 5,000,000 shares. In February 1999, we issued 2,500,000 shares of Series B preferred stock at a price of USD 6.00 per share. At the same time, warrants were issued to purchase 250,000 shares of common stock at USD 6.00 per share. In January 2000, the number of shares of preferred stock authorized was increased to 10,000,000 shares. In February 2000, 2,328,434 shares of Series C preferred stock were issued at a price of USD 10.20 per share. At the same time, warrants were issued to purchase 199,485 shares of common stock at USD 10.20 per share. Through March 31, 2000, we have granted options to purchase a total of 2,285,600 shares of common stock under our 1996 stock incentive plan.

     On                       , our board of directors authorized the issuance
of up to           shares of our common stock in this offering. The initial
offering price per share of our common stock and the specific number of shares to be issued in this offering are subject to the further approval by the pricing committee of our board of directors.

COMMON STOCK

     Holders of our common stock are entitled to one vote for each share held on all matters submitted to a stockholder vote. They do not have cumulative voting rights. As a result, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive ratably dividends, if any, as the board of directors may declare out of funds legally available, subject to any preferential dividend rights of any then-outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after all debts and other liabilities are paid and any obligations to any holders of our preferred stock are fulfilled. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are, and the shares we are offering in this prospectus will be, when issued in consideration for payment, fully paid and non-assessable. The rights of the holders of shares of any series of our preferred stock which we may designate and issue in the future may adversely affect the rights, preferences and privileges of holders of our common stock. Please see our discussion below under the caption "-- Preferred Stock."

     The shares to be issued in this offering will be represented by a global certificate and will be held in collective custody at SIS SegaIntersettle AG, Olten. Shareholders will not have the right to request printing and delivery of share certificates. We have the sole discretion to print and deliver share certificates. Any shareholder may, however, at any time request that we issue a confirmation regarding its shareholdings. Such confirmation is not a negotiable instrument.

PREFERRED STOCK

     After this offering closes, our board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more series. The board of directors may fix or alter the designations, preferences, rights and any qualification, limitations or restrictions of the shares of any series, including:

     - dividend rights;

     - conversion rights;

     - voting rights;

     - redemption terms and prices;

     - liquidation preferences; and

     - number of shares.

Although our board of directors' ability to designate and issue preferred stock could provide flexibility in possible acquisitions or for other corporate purposes, preferred stock issuances may have adverse effects on the holders of our common stock. Such adverse effects include:

     - restrictions on the payment of dividends on our common stock if dividends on the preferred stock have not been paid;

     - dilution of the voting power of our common stock to the extent the preferred stock has voting rights; and

     - deferral of participation in the distribution of our assets upon liquidation until satisfaction of any liquidation preference granted to holders of the preferred stock.

     In addition, the issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock and accordingly may be used as an "anti-takeover" device. Our board of directors, however, currently does not contemplate issuing any preferred stock and is not aware of any pending transactions that would be affected by such issuance.

WARRANTS OUTSTANDING AS OF THE DATE OF THIS PROSPECTUS

     As of the date of this prospectus, we had outstanding warrants to purchase 599,485 shares of our common stock. Warrants for 60,000 shares of our common stock are exercisable at USD 0.10 per share, 170,000 are exercisable at USD 4.50 per share, 250,000 are exercisable at USD 6.00 per share and 119,485 are exercisable at USD 10.20 per share. All warrants are exercisable at any time by their holders. The following table presents information with respect to those holders of warrants to purchase more than 50,000 shares of our common stock in the aggregate as of the date of this prospectus.

                                                              NUMBER OF SECURITIES
                                                              UNDERLYING WARRANTS
                                                               AS OF THE DATE OF     AVERAGE EXERCISE
NAME                                                            THIS PROSPECTUS          PRICE(1)
----                                                          --------------------   ----------------
Peter Friedli...............................................        110,000              USD 2.31
Spring Technology Corp......................................        200,000                  5.25
Logitech Corp...............................................        136,000                  6.00
Deutsche Bank Alex. Brown...................................        119,485                 10.20
All warrant holders combined................................        599,485                  5.82

---------------

(1) This number represents the average exercise price of all of the warrants held by such person or persons.

All warrants expire on December 31, 2003 except for the Deutsche Bank Alex. Brown warrants which expire on February 18, 2005. All warrants holders have registration rights with respect to the shares of common stock underlying their warrants. See "-- Registration Rights -- warrant holders" for a description of these rights.

REGISTRATION RIGHTS

  Warrant Holders

     Upon completion of this offering, holders of warrants exercisable for an aggregate of 599,485 shares of our common stock will have "piggyback" registration rights as to the shares underlying their warrants. All of these shares are subject to lock-up agreements. In the future, if we register with the SEC the sale of any of our equity securities, each warrant holder will have the right to request that the shares underlying its warrants be registered in the same registration statement. However, if we distribute our shares in a registered offering through an underwriter, the underwriter may restrict the number of shares the warrant holders may register for sale in the registration statement.

  Holders of Series C Convertible Preferred Stock

     Holders of our Series C convertible preferred stock exercisable for an aggregate of 2,328,434 shares of common stock, referred to below as registrable securities, have registration rights with respect to the registrable securities. The holders of the registrable securities have signed lock-up agreements in connection with this offering. See "Shares Eligible for Future Sale -- Lock-up Agreements."

     Six months after the completion of this offering, holders of registrable securities may request that we file a registration statement covering all or a portion of the registrable securities held by them, provided that the proceeds are at least USD 10 million. We are only obligated to effect two of these demand registrations in any 12-month period. In addition, if we become eligible to use a Form S-3 or similar form of registration statement to register an offering of our securities, holders of registrable securities may request that we file a registration statement on such form covering all or a portion of the registrable securities held by them, provided that the proceeds from that offering are at least USD 3.0 million. We are only obligated to effect three of these short-form demand registrations in any 12-month period. If the holders of registrable securities request a firm commitment underwritten offering, the number of shares included in the offering may be limited by the underwriters if they determine such inclusion would adversely affect the public offering. We have the right to defer the filing of one registration statement in any 12-month period for up to 120 days if we determine that it would be seriously detrimental for us to file the registration statement.

     In addition, holders of registrable securities have piggyback registration rights. If we propose to register our securities under the Securities Act, other than under the registration rights noted above or in connection with an employee benefit plan or certain acquisitions, the holders of the registrable securities may require us to include all or a portion of their securities in such registration. However, the underwriters, if any, of that offering have the right to limit the number of registrable securities proposed to be included in that registration.

     We will bear all of the costs and expenses incurred in connection with these registrations, except that the holders of registrable securities participating in any registration would pay their own underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of their securities. These registration rights of the holders of Series C convertible preferred stock terminate three years after the completion of this offering.

PRE-EMPTIVE RIGHTS

     There are no pre-emptive rights with respect to any shares of our common stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW

     Section 203 of Delaware Law. After this offering is completed, Section 203 of the Delaware General Corporation Law will apply to our company. This section will prohibit us from engaging in a business combination with an interested stockholder. A business combination includes:

     - a merger;

     - an asset sale or disposition; and

     - another transaction resulting in a financial benefit to an interested stockholder.

Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of our voting stock. This restriction will apply for three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Section 203 could delay, defer or prevent a change in control of our company. It might also reduce the price that investors might be willing to pay in the future for shares of our common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is swissfirst Bank
AG.

DIVIDEND PAYING AGENT

     swissfirst Bank AG serves as dividend paying agent for our shares traded on the SWX Swiss Exchange.

LISTING

     We have applied to have our common stock listed on the SWX New Market of the SWX Swiss Exchange under the trading symbol "ECEN." There is no trading market for our shares in the U.S.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock and we cannot assure you that a trading market for our common stock will develop or be sustained after this offering. This offering is being conducted in Switzerland. No offers on sales of our common stock will be made in the United States. There will be no trading market for our shares in the United States after this offering. We have applied to list our common stock on the SWX New Market of the SWX Swiss Exchange.

     As described below, no shares currently outstanding will be available for sale immediately after this offering due to contractual restrictions on their resale. Sales of substantial amounts of our common stock in the Swiss public market after these restrictions lapse or the anticipation thereof could adversely affect our common stock's market price and our ability to raise equity capital in the future.

     Upon completion of this offering, we will have outstanding shares of our common stock, assuming no exercise of outstanding options or
warrants. Of these shares, the             shares sold in this offering will be
freely tradable without restriction under the Securities Act unless purchased by "affiliates" of us as that term is defined in Rule 144 under the Securities Act. The remaining 11,407,809 restricted shares held by existing stockholders, are subject to various contractual lock-up agreements described below providing that, with limited exceptions, the stockholder will not offer, sell, contract to sell or otherwise dispose of, or otherwise enter into any transaction (including any derivative transaction) having an economic effect similar to that of a sale of, or announce the offering of, any shares held prior to this offering or any security which is convertible into or exchangeable for, or which otherwise represents the right to acquire, shares prior to this offering for the periods described below. Though these shares may be eligible for earlier sale under the provisions of Rules 144, 144(k) and 701 under the Securities Act, none of these shares will be saleable until the expiration of the applicable lock-up period under these lock-up agreements. After the expiration of the applicable lock-up periods, all the restricted shares held by existing stockholders shall be eligible for sale on the SWX New Market. Sales of restricted securities on the SWX New Market, however, will still be subject to U.S. securities laws including Regulation S or Rule 144 which may, as applicable to each stockholder, restrict such sales. Under Rule 144, a stockholder who is not an "affiliate" of us, as defined in Rule 144, will be able to sell restricted securities held for at least a year, subject to volume limits, manner of sale and other restrictions. Shares held for two years by a non-"affiliate" stockholder would be saleable on the SWX New Market without these limits. Under Regulation S, a stockholder who is not an affiliate of us and is not a distributor will be able to sell shares on the SWX New Market without restriction provided that there are no directed selling efforts in the United States as defined in Regulation S. In addition, as
of                , there were outstanding options to purchase
shares of common stock, none of which options are expected to be exercised prior to the closing of this offering. All of the shares issued upon such exercises will be subject to lock-up agreements.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period up to that number of shares that does not exceed the greater of: (1) 1% of the number of shares of common stock then
outstanding, which will be approximately             shares after this offering,
or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale. Sales under Rule 144 are also subject to certain "manner of sale" provisions, notice requirements and the requirement that current public information about us be available. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Rule 701 permits resales of qualified shares held by some affiliates in reliance upon Rule 144 but without compliance with some restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to us who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 further provides that non-affiliates may sell shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares of common stock are required to wait until 90 days after the date of this prospectus before selling shares. However, all shares issued pursuant to Rule 701 are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of their applicable lock-up period.

LOCK-UP AGREEMENTS

     All of our existing shareholders have signed "lock-up" agreements with the SWX Swiss Exchange and/or swissfirst Bank AG as described below which limit their ability to sell their shares following this offering. As required by the SWX Swiss Exchange, messrs. Kamran Amjadi, Mehrdad Akhavan, Peter Friedli, and Bank SCS Alliance AG, Excite, Inc., Joyce Ltd., Maerki, Baumann & Co., Moore Technology Venture Fund LP II, Pine Inc., Ringier AG, Seligman New Technologies Fund, Inc. and Venturetec, each holding more than 2% of our issued and outstanding capital stock, have agreed that they will not, except for certain limited circumstances, offer, sell, contract to sell or otherwise dispose of, or otherwise enter into any transaction, including any derivative transaction, having an economic effect similar to that of a sale of, or announce the offering of, any shares held prior to the offering or any security which is convertible into or exchangeable for, or which otherwise represents the right to acquire, shares held prior to the offering for a period from the date we execute the underwriting agreement until six months from the date of initial listing of the shares on the SWX New Market.

     Certain shareholders, each holding approximately      shares, have further
agreed that they will not, except for certain limited circumstances, offer, sell, contract to sell or otherwise dispose of, or otherwise enter into any transaction, including any derivative transaction, having an economic effect similar to that of a sale of, or announce the offering of, any other shares currently held or any security which is convertible into or exchangeable for, or which otherwise represents the right to acquire any of the shares currently held for a period from the date we execute the underwriting agreement until twenty-four months from the date of the initial listing of the shares on the SWX New Market except that each such shareholder may dispose of one-third of his initial shareholding after twelve months following the initial listing of the shares on the SWX New Market and one-third of his initial shareholding after eighteen months following the initial listing of the shares on the SWX New Market.

     Employee shareholders and certain other shareholders, each holding
approximately      shares, have further agreed that they will not, except for certain limited circumstances, offer, sell, contract to sell or otherwise dispose of, or otherwise enter into any transaction, including any derivative transaction, having an economic effect similar to that of a sale of, or announce the offering of, any other shares currently held or any security which is convertible into or exchangeable for, or which otherwise represents the right to acquire any of the shares currently held for a period from the date we execute the underwriting agreement until eighteen months from the date of the initial listing of the shares on the SWX New Market except that each such shareholder may dispose of one-third of his initial shareholding after six months following the initial listing of the shares on the SWX New Market and one-third of his initial shareholding after twelve months following the initial listing of the shares on the SWX New Market.

     In addition, except for certain limited circumstances, we have agreed with swissfirst Bank AG that we will not issue, or announce the intent to issue, shares or other securities convertible or exchangeable into shares or representing rights to subscribe for shares, for a period from the date we execute the underwriting agreement until six months from the date of the initial listing of the shares on the SWX New Market.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated           , 2000, we have agreed to sell to the underwriters
named below, for whom swissfirst bank AG is acting as lead manager, and Pictet & Cie. is acting as co-manager, the following respective numbers of shares of common stock:

                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
swissfirst Bank AG..........................................
Pictet & Cie................................................
                                                              --------
          Total.............................................
                                                              ========

     The underwriting agreement provides that the lead manager is obligated to purchase all of the shares of common stock in the offering if any are purchased.

     The underwriters propose to offer the shares of common stock in Switzerland initially at the public offering price on the cover page of this prospectus.

     The underwriting commission, which is expected to be 7% of the initial public offering price, is determined on the basis of several factors, including, among others, marketing expenses, advertising expenses, legal expenses, market factors and costs of funds.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

     We, along with all of our shareholders have agreed not to offer, sell, contract to sell or otherwise dispose of, or otherwise enter into any transaction having an economic effect similar to that of a sale of, or announce the offering of, any shares of our common stock or securities convertible into or exchangeable for our common stock for periods of at least six months from the date of the initial listing of our shares on the SWX New Market of the SWX Swiss Exchange. See "Shares Eligible for Future Sale -- Lock-up Agreements" for a description of these agreements.

     We have applied to list the shares of our common stock on the SWX New Market of the SWX Swiss Exchange under the symbol "ECEN." After the completion of this offering, there will be no trading market for our shares in the United States.

     This is a firm commitment offering by the underwriters. Prior to this offering, there has been no public market for our common stock. The price range for our common stock will be determined by negotiation between us and swissfirst Bank AG. The principal factors considered in determining this price range include:

     - the information set forth in this prospectus and otherwise available to the representatives;

     - the history and prospects of our business and the industry in which we compete;

     - an assessment of our management and the present state of our development;

     - our current financial condition, and the prospects for our future earnings;

     - the general condition of the securities markets at the time of the offering;

     - the recent market prices of, and the demand for, publicly-traded common stock of companies in businesses similar to ours;

     - market conditions for initial public offerings, the U.S. economy, and the industry in which we compete; and

     - estimates of our business potential.

     The actual initial public offering price for our common stock will be fixed by us and swissfirst Bank AG based on the outcome of the bookbuilding. We cannot assure you that the initial public offering price will correspond to the price at which our common stock will trade in the Swiss public market subsequent to the offering or that an active trading market for our common stock will develop and continue after the offering.

                  TRANSFER OF SHARES ON THE SWX SWISS EXCHANGE

     Our common stock is issued only in registered form, which means that the holder of such shares is registered in our stock register maintained by our transfer agent and registrar. The transfer agent and registrar for the common stock is swissfirst Bank AG.

                        PRINCIPAL U.S. TAX CONSEQUENCES

     The following is a general discussion of certain U.S. federal income tax considerations relevant to Non-U.S. Holders (as defined below) of our common stock and is being furnished pursuant to listing requirements of the SWX Swiss Exchange and the SWX New Market. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding the common stock. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities, banks, insurance companies and tax-exempt organizations) may be subject to special rules. This discussion also does not discuss any aspect of state, local or foreign law that may be relevant to non-U.S. holders.

     THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS. See "Swiss Taxation" for a description of certain Swiss securities transfer stamp duties that may be payable upon the sale of shares of common stock on the SWX Swiss Exchange.

     As used herein, the term "Non-U.S. Holder" means a beneficial owner of e-centives common stock that is not, for United States federal income tax purposes, (i) a citizen or resident (as defined in Section 7701(b) of the Code) of the United States, (ii) a corporation, partnership or other entity formed under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust which is subject to the supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code.

DIVIDENDS

     In general, dividends paid to a Non-U.S. Holder of e-centives common stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are either effectively connected with a trade or business carried on by the Non-U.S. Holder in the U.S. or, where a relevant income tax treaty applies, attributable to a permanent establishment in the U.S. maintained by the Non-U.S. Holder (or, in the case of an individual, a "fixed base" in the United States), are generally not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for dividends which are effectively connected with a U.S. trade or business or attributable to a U.S. permanent establishment to be exempt from withholding. Any such dividends received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     To determine the applicability of an income tax treaty providing for a lower rate of withholding tax, under current rules dividends paid to an address in a foreign country generally are presumed (about actual knowledge to the contrary) to be paid to a resident of such country. Under recently finalized United States Treasury regulations ("Final Regulations"), however, a Non-U.S. Holder of e-centives common stock who wishes to claim the benefit of an applicable treaty rate for dividends paid after December 31, 2000 would be required to satisfy applicable certification and other requirements, which would include the requirement that the Non-U.S. Holder files a form which contains the holder's name and address or provides certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Non-U.S. Holders should consult their tax advisors concerning the effect of such Final Regulation on an investment in the e-centives common stock.

     A Non-U.S. Holder of e-centives common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income treaty may obtain a refund of any amounts currently withheld in excess of such reduced rate by timely filing an appropriate claim for a refund with the IRS.

SALE OR OTHER DISPOSITION OF COMMON STOCK

     Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale or other disposition of e-centives common stock generally will not be subject to U.S. federal income tax, unless (i) such gain is effectively connected with a trade or business carried on by the Non-U.S. Holder (or a U.S. partnership, trust, or estate in which the non-U.S. Holder is a partner or beneficiary) in the United States or, where a relevant income tax treaty applies, is attributable to a permanent establishment or fixed base in the United States maintained by the Non-U.S. Holder, (ii) the Non-U.S. Holder is an individual who holds the common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States), or (iv) in general, e-centives is or has been a "U.S. real property holding corporation" for U.S. federal income tax purposes. We do not believe that we are currently a "United States real property holding corporation," or that we will become one in the future.

     Special rules may apply to certain Non-U.S. Holders, such as "controlled foreign corporations", "passive foreign investment companies" and "foreign personal holding companies", that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

FEDERAL ESTATE TAX

     Our common stock owned or treated as owned by an individual Non-U.S. Holder at the date of death will be included in such individual's gross estate for U.S. federal estate tax purposes, and therefore may be subject to United States federal estate tax, unless an applicable estate tax or other treaty otherwise applies.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of these information returns may also be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the Non-U.S. Holder resides.

     Backup withholding and information reporting generally will apply to dividends paid to a Non-U.S. Holder at an address in the U.S., if such holder fails to establish an exemption or to provide certain other information to the payor. Under current rules, U.S. backup withholding tax (which is generally imposed at a 31% rate) generally will not apply to dividends paid on e-centives common stock prior to January 1, 2000 to a Non-U.S. Holder at an address outside of the U.S. (unless the payor has knowledge that the payee is a U.S. person). For dividends paid after December 31, 2000, however, a Non-U.S. Holder that fails to certify its Non-U.S. Holder status in accordance with the requirements of the Final Regulations may be subject to U.S. backup withholding tax on payments of dividends. Non-U.S. Holders should consult their tax advisors concerning the effect, if any, of such Final Regulations on an investment in the e-centives common stock.

     The payment of the proceeds from the sale or other disposition e-centives common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies to the broker as to its Non-U.S. Holder status under penalties of perjury or other wise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the sale or other disposition of e-centives common stock to or through a non-U.S. office of a non-U.S. broker that is not a U.S. person or a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business, or (iii) a foreign partnership with certain U.S. connections (for payments made after December 31, 2000).

     In the case of the payment of proceeds from the disposition of e-centives common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, information reporting is required on the payment unless the broker has documentary evidence in the files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. In addition, effective after December 31, 2000, backup withholding may apply to the payment of disposition proceeds by or through a non-U.S. office of a broker in the above cases unless certain certification requirements are satisfied or an exemption is otherwise established and the broker has no actual knowledge or reason to know that the holder is a U.S. person. In addition, effective after December 31, 2000, backup withholding may apply to the payment of disposition proceeds by or through a Non-U.S. office of a broker in the above cases unless certain certificate requirements are satisfied or an exemption is otherwise established and the broker has no actual knowledge or reason to know that the holder is a U.S. person.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

                         CERTAIN SWISS TAX CONSEQUENCES

     The following is a summary of certain Swiss tax matters that may be relevant with respect to the acquisition, ownership and disposition of our common stock and is being furnished pursuant to the listing requirements of the SWX Swiss Exchange and the SWX New Market. This summary does not relate to persons in the business of buying and selling shares or other securities and does not address every potential tax consequence of an investment in our common stock under Swiss tax laws. The summary is of general nature only and does not constitute tax advice. You are advised to consult your own tax advisors with respect to tax consequences in Switzerland. The summary is based on the tax laws of Switzerland as in effect on the date hereof.

GAIN ON SALE OF COMMON STOCK

     The gain on the sale of our common stock of individuals resident in Switzerland is generally not subject to income tax provided the common stock is part of their private property. Private gains realized upon the repurchase of our common stock by us may, however, be deemed taxable dividend income if certain conditions are met.

     Gains realized on our common stock as part of the business property of a Swiss resident are included in the taxable income of such person.

     Under current Swiss tax law, a holder of our common stock who (i) is a non-resident of Switzerland, (ii) during the taxable year has not engaged in a trade or business through a permanent establishment within Switzerland and (iii) is not subject to taxation in Switzerland for any other reason will be exempt from Swiss Federal, Cantonal or Municipal Income Tax or other tax on gains realized during the year on the sale of e-centives common stock.

STAMP DUTY UPON TRANSFER OF COMMON STOCK

     The transfer of our common stock may be subject to Swiss security transfer stamp tax of 0.3%, as well as SWX Turnover Fee including FBC surcharge of an aggregate of 0.02% calculated on the sale proceeds, if it is made through or with a Swiss bank or other Swiss securities dealer, as defined in the Swiss Federal Stamp Tax Act.

WITHHOLDING TAX ON DIVIDENDS AND DISTRIBUTIONS

     Dividends paid and similar cash or in kind distributions made by us to a stockholder are not subject to Swiss Federal Withholding Tax.

INCOME TAX ON DIVIDENDS

     Swiss residents receiving dividends or similar distribution (including stock dividends and liquidation proceeds in excess of the nominal value of shares held) from us are required to include such amount in their personal income tax returns. Swiss stockholders who are corporations may, under certain circumstances, benefit from the relief from the income tax with respect to dividends.

                                 LEGAL MATTERS

     The validity of the shares of common stock being offered hereby and other legal matters will be passed upon for us by Hogan & Hartson L.L.P., Washington, D.C. Certain legal matters in connection with the offering will be passed upon for the underwriters by Niederer Kraft & Frey.

                                    EXPERTS

     The financial statements and schedule of e-centives, Inc. as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999 have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                              GENERAL INFORMATION

     The disclosure below is being provided pursuant to the listing rules of the
                               SWX Swiss Exchange
and the additional rules for listing on the SWX New Market.

     1. Other than as described in this prospectus, there has not been a material adverse change in the business or financial situation of e-centives since March 31, 2000.

     2. It is expected that the initial offering price for the shares will be published in the Neue Zurcher Zeitung and Le Temps on or about September
            , 2000.

     3. The fiscal year of e-centives commences on January 1 and ends on December 31 of each calendar year.

     4. e-centives did not cease its business activities in the previous and current fiscal year.

     5. To the best knowledge of the board of directors of e-centives the facts stated herein are true and accurate in all material respects as of the date of this prospectus and that of such date there are no other material facts whose omission would render misleading any statement herein, whether of fact or opinion.

     6. Niederer Kraft & Frey, recognized by the Admission Board of the SWX Swiss Exchange according to article 50 of the Listing Rules of the SWX, has filed on behalf of e-centives an application for the listing of the shares on the SWX New Market.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1. It includes exhibits and schedules. This prospectus is part of the registration statement. It does not contain all of the information that is in the registration statement. The registration statement contains more information about our company and our common stock. Statements contained in this prospectus concerning the provisions of documents filed as exhibits to the registration statement are necessarily summaries of such documents. Each of these statements is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. You may read and copy all or any portion of the registration statement at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room's operations. The registration statement is also available to you on the SEC's web site (www.sec.gov). We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report................................   F-2
Balance Sheets..............................................   F-3
Statements of Operations....................................   F-4
Statements of Stockholders' Equity..........................   F-5
Statements of Cash Flows....................................   F-6
Notes to Financial Statements...............................   F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
e-centives, Inc.:

     We have audited the accompanying balance sheets of e-centives, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of e-centives, Inc. as of December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP
McLean, Virginia
June 20, 2000

                                E-CENTIVES, INC.

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                      --------------------------    MARCH 31,
                                                         1998           1999           2000
                                                      -----------   ------------   ------------
                                                                                   (UNAUDITED)
                                            ASSETS

Current assets:
  Cash and cash equivalents.........................  $ 2,376,905   $    426,787   $ 12,141,887
  Short-term investments............................      104,630        109,020        111,009
  Accounts receivable, net of allowance for doubtful
     accounts of $27,125 at December 31, 1999 and
     March 31, 2000.................................           --        793,490      1,591,196
  Prepaid expenses..................................       57,756        276,414      2,311,924
  Other.............................................       22,088         17,461         11,919
                                                      -----------   ------------   ------------
          Total current assets......................    2,561,379      1,623,172     16,167,935
Property and equipment, net.........................      438,795      1,584,273      1,773,383
Intangible asset, net...............................           --      2,250,000      2,000,000
Other assets........................................       30,872         32,926         52,452
                                                      -----------   ------------   ------------
          Total assets..............................  $ 3,031,046   $  5,490,371   $ 19,993,770
                                                      ===========   ============   ============

                        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..................................      190,907      1,361,348        897,463
  Accrued expenses..................................      250,000        321,282        286,163
  Deferred revenue..................................           --        791,027      1,268,223
  Other liabilities.................................        3,558         21,580             --
                                                      -----------   ------------   ------------
          Total current liabilities.................      444,465      2,495,237      2,451,849
Long-term debt......................................           --      2,000,000             --
                                                      -----------   ------------   ------------
          Total liabilities.........................      444,465      4,495,237      2,451,849
                                                      -----------   ------------   ------------
Commitments and contingencies.......................           --             --             --
Convertible redeemable preferred stock:
  Series C convertible preferred stock (voting),
     $.01 par value, 2,330,000 shares authorized,
     2,328,434 (unaudited) shares issued and
     outstanding....................................           --             --     21,736,802
                                                      -----------   ------------   ------------
          Total convertible redeemable preferred
            stock...................................           --             --     21,736,802
                                                      -----------   ------------   ------------
Stockholders' equity:
  Series A convertible preferred stock (voting),
     $.01 par value, 2,000,000 shares authorized,
     1,700,000 shares issued and outstanding
     (liquidation preference -- $8,691,250
     (unaudited) at March 31, 2000).................       17,000         17,000         17,000
  Series B convertible preferred stock (voting),
     $.01 par value, 3,000,000 shares authorized,
     2,500,000 shares issued and outstanding
     (liquidation preference -- $15,000,000
     (unaudited) at March 31, 2000).................           --         25,000         25,000
  Common stock, $.01 par value, 25,000,000 shares
     authorized, 4,860,000, 4,874,375, and 4,879,375
     (unaudited) shares issued and outstanding at
     December 31, 1998, 1999 and March 31, 2000,
     respectively...................................       48,600         48,744         48,794
  Additional paid-in capital........................    9,769,900     24,842,640     25,997,566
  Accumulated deficit...............................   (7,248,919)   (23,938,250)   (30,283,241)
                                                      -----------   ------------   ------------
          Total stockholders' equity (deficit)......    2,586,581        995,134     (4,194,881)
                                                      -----------   ------------   ------------
          Total liabilities and stockholders' equity
            (deficit)...............................  $ 3,031,046   $  5,490,371   $ 19,993,770
                                                      ===========   ============   ============

                See accompanying notes to financial statements.

                                E-CENTIVES, INC.

                            STATEMENTS OF OPERATIONS

                                                                                  THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                    MARCH 31,
                                    ----------------------------------------   -------------------------
                                       1997          1998           1999          1999          2000
                                    -----------   -----------   ------------   -----------   -----------
                                                                                      (UNAUDITED)
Revenue...........................  $        --   $        --   $    740,305   $        --   $ 1,042,150
Cost of revenue...................           --            --      1,027,696       158,320       400,347
                                    -----------   -----------   ------------   -----------   -----------
         Gross profit (loss)......           --            --       (287,391)     (158,320)      641,803
                                    -----------   -----------   ------------   -----------   -----------
Operating expenses:
  Product development, exclusive
    of stock-based compensation...      813,931     1,160,521      2,426,695       367,199       663,386
  General and administrative,
    exclusive of stock-based
    compensation..................      752,800     1,236,685      4,083,459       457,394     1,453,179
  Sales and marketing, exclusive
    of stock-based compensation...    1,105,542     2,479,863      8,620,066       867,407     4,565,138
  Stock-based compensation: ......
    Product development...........           --            --        671,503            --       230,191
    General and administrative....           --            --        297,155            --        42,167
    Sales and marketing...........           --            --        604,538            --       150,030
                                    -----------   -----------   ------------   -----------   -----------
         Loss from operations.....   (2,672,273)   (4,877,069)   (16,990,807)   (1,850,320)   (6,462,288)
Interest income, net..............      187,679       309,691        267,712       104,279       104,797
Other income......................           --            --         33,764            --        12,500
                                    -----------   -----------   ------------   -----------   -----------
         Loss before income
            taxes.................   (2,484,594)   (4,567,378)   (16,689,331)   (1,746,041)   (6,344,991)
Income taxes......................           --            --             --            --            --
                                    -----------   -----------   ------------   -----------   -----------
         Net loss.................   (2,484,594)   (4,567,378)   (16,689,331)   (1,746,041)   (6,344,991)
Preferred stock dividend
  requirements and accretion of
  convertible redeemable preferred
  stock...........................     (180,625)     (382,500)      (382,500)      (95,625)     (148,605)
                                    -----------   -----------   ------------   -----------   -----------
Net loss applicable to common
  stockholders....................  $(2,665,219)  $(4,949,878)  $(17,071,831)  $(1,841,666)  $(6,493,596)
                                    ===========   ===========   ============   ===========   ===========
Basic and diluted net loss per
  common share....................  $     (0.56)  $     (1.02)  $      (3.51)  $     (0.38)  $     (1.33)
Shares used to compute basic and
  diluted net loss per common
  share...........................    4,726,882     4,860,000      4,869,601     4,860,000     4,875,542

                See accompanying notes to financial statements.

                                E-CENTIVES, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                   SERIES A              SERIES B
                                PREFERRED STOCK       PREFERRED STOCK        COMMON STOCK       ADDITIONAL
                              -------------------   -------------------   -------------------     PAID-IN     ACCUMULATED
                               SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT      CAPITAL       DEFICIT
                              ---------   -------   ---------   -------   ---------   -------   -----------   ------------
Balance, December 31,
 1996.......................         --   $   --           --   $   --    3,960,000   $39,600   $   684,900   $  (196,947)
Issuance of common stock....         --       --           --       --      900,000    9,000      2,241,000            --
Issuance of Series A
 convertible preferred
 stock......................  1,700,000   17,000           --       --           --       --      6,844,000            --
Net loss....................         --       --           --       --           --       --             --    (2,484,594)
                              ---------   -------   ---------   -------   ---------   -------   -----------   ------------
Balance, December 31,
 1997.......................  1,700,000   17,000           --       --    4,860,000   48,600      9,769,900    (2,681,541)
Net loss....................         --       --           --       --           --       --             --    (4,567,378)
                              ---------   -------   ---------   -------   ---------   -------   -----------   ------------
Balance, December 31,
 1998.......................  1,700,000   17,000           --       --    4,860,000   48,600      9,769,900    (7,248,919)
Issuance of Series B
 convertible preferred
 stock......................         --       --    2,500,000   25,000           --       --     13,475,000            --
Exercise of stock options...         --       --           --       --       14,375      144         24,544            --
Stock-based compensation....         --       --           --       --           --       --      1,573,196            --
Net loss....................         --       --           --       --           --       --             --   (16,689,331)
                              ---------   -------   ---------   -------   ---------   -------   -----------   ------------
Balance, December 31,
 1999.......................  1,700,000   17,000    2,500,000   25,000    4,874,375   48,744     24,842,640   (23,938,250)
                              ---------   -------   ---------   -------   ---------   -------   -----------   ------------
Issuance of warrants related
 to convertible redeemable
 preferred stock
 (unaudited)................         --       --           --       --           --       --        773,068            --
Exercise of stock options
 (unaudited)................         --       --           --       --        5,000       50         12,450            --
Stock-based compensation
 (unaudited)................         --       --           --       --           --       --        422,388            --
Accretion of convertible
 redeemable preferred stock
 to redemption value
 (unaudited)................         --       --           --       --           --       --        (52,980)           --
Net loss (unaudited)........         --       --           --       --           --       --             --    (6,344,991)
                              ---------   -------   ---------   -------   ---------   -------   -----------   ------------
Balance, March 31, 2000
 (unaudited)................  1,700,000   $17,000   2,500,000   $25,000   4,879,375   $48,794   $25,997,566   $(30,283,241)
                              =========   =======   =========   =======   =========   =======   ===========   ============


                                  TOTAL
                              STOCKHOLDERS'
                                 EQUITY
                              -------------
Balance, December 31,
 1996.......................  $    527,553
Issuance of common stock....     2,250,000
Issuance of Series A
 convertible preferred
 stock......................     6,861,000
Net loss....................    (2,484,594)
                              ------------
Balance, December 31,
 1997.......................     7,153,959
Net loss....................    (4,567,378)
                              ------------
Balance, December 31,
 1998.......................     2,586,581
Issuance of Series B
 convertible preferred
 stock......................    13,500,000
Exercise of stock options...        24,688
Stock-based compensation....     1,573,196
Net loss....................   (16,689,331)
                              ------------
Balance, December 31,
 1999.......................       995,134
                              ------------
Issuance of warrants related
 to convertible redeemable
 preferred stock
 (unaudited)................       773,068
Exercise of stock options
 (unaudited)................        12,500
Stock-based compensation
 (unaudited)................       422,388
Accretion of convertible
 redeemable preferred stock
 to redemption value
 (unaudited)................       (52,980)
Net loss (unaudited)........    (6,344,991)
                              ------------
Balance, March 31, 2000
 (unaudited)................  $ (4,194,881)
                              ============

                See accompanying notes to financial statements.

                                E-CENTIVES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                         THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                    MARCH 31,
                                           ----------------------------------------   -------------------------
                                              1997          1998           1999          1999          2000
                                           -----------   -----------   ------------   -----------   -----------
                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net loss...............................  $(2,484,594)  $(4,567,378)  $(16,689,331)  $(1,746,041)  $(6,344,991)
  Adjustments to reconcile net loss to
    net cash used in operating
    activities:
    Depreciation and amortization........       43,334       143,442      1,170,829        61,544       444,800
    Stock-based compensation.............           --            --      1,573,196            --       422,388
    (Increase) decrease in:
      Accounts receivable................           --            --       (793,490)           --      (797,706)
      Prepaid expenses and other
         assets..........................      (21,592)      (83,599)      (216,085)       (1,639)   (2,049,494)
    Increase (decrease) in:
      Accounts payable...................      204,906       (86,832)     1,170,441        56,091      (463,885)
      Deferred revenue...................           --            --        791,027            --       477,196
      Accrued expenses and other
         liabilities.....................          503       295,276         89,304        12,635       (56,699)
                                           -----------   -----------   ------------   -----------   -----------
         Net cash used in operating
           activities....................   (2,257,443)   (4,299,091)   (12,904,109)   (1,617,410)   (8,368,391)
                                           -----------   -----------   ------------   -----------   -----------
Cash flows from investing activities:
  Purchases of short-term investments,
    net..................................      (61,505)      (43,125)        (4,390)  (10,001,146)       (1,989)
  Acquisition of property and
    equipment............................     (228,795)     (364,619)    (1,566,307)     (260,472)     (383,911)
  Purchase of intangible asset...........           --            --     (3,000,000)           --            --
                                           -----------   -----------   ------------   -----------   -----------
         Net cash used in investing
           activities....................     (290,300)     (407,744)    (4,570,697)  (10,261,618)     (385,900)
                                           -----------   -----------   ------------   -----------   -----------
Cash flows from financing activities:
  Proceeds from issuance of debt.........           --            --      2,000,000            --            --
  Issuance of common stock...............    2,250,000            --             --            --            --
  Issuance of Series A convertible
    preferred stock......................    6,861,000            --             --            --            --
  Issuance of Series B convertible
    preferred stock......................           --            --     13,500,000    13,500,000            --
  Issuance of Series C convertible
    redeemable preferred stock...........           --            --             --            --    20,456,890
  Exercise of stock options..............           --            --         24,688            --        12,500
                                           -----------   -----------   ------------   -----------   -----------
         Net cash provided by financing
           activities....................    9,111,000            --     15,524,688    13,500,000    20,469,390
                                           -----------   -----------   ------------   -----------   -----------
         Net increase (decrease) in cash
           and cash equivalents..........    6,563,257    (4,706,835)    (1,950,118)    1,620,972    11,715,100
Cash and cash equivalents, beginning
  of period..............................      520,483     7,083,740      2,376,905     2,376,905       426,787
                                           -----------   -----------   ------------   -----------   -----------
Cash and cash equivalents, end of
  period.................................  $ 7,083,740   $ 2,376,905   $    426,787   $ 3,997,877   $12,141,887
                                           ===========   ===========   ============   ===========   ===========
Supplemental Disclosure of Noncash
  Financing Activities:

     In conjunction with the issuance of Series C convertible redeemable preferred stock, the Company issued warrants, valued at $773,068, for the purchase of 119,485 shares of common stock.

                See accompanying notes to financial statements.

                                E-CENTIVES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION

     e-centives, Inc. ("e-centives" or the "Company") was established as Imaginex, Inc. on August 2, 1996, through incorporation in the State of Delaware. During October 1996, the Company amended its articles of incorporation to change its name to Emaginet, Inc. In March 1999, the Company amended its articles of incorporation to change its name to e-centives, Inc.

     The Company provides a permission-based online direct-marketing system to a network of merchants, high-traffic Internet sites and consumers. This direct-marketing system enables merchants to target and deliver personalized electronic incentives ("e-centives") to consumers.

     The Company operates in a highly competitive environment and inherent in the Company's business are various risks and uncertainties including its limited operating history and unproven business model. The Company's success may depend in part upon the emergence of the Internet as a communications medium, prospective product and service development efforts, and the acceptance of the Company's offerings by the marketplace. The Company expects to expand its operations through continued capital investment. The Company is not currently generating sufficient cash flows from operations to support its current operating and capital requirements and is dependent on additional financing to fund these requirements. The Company has been dependent upon its stockholders to fund working capital deficiencies. Management believes current working capital and other funding sources are sufficient to continue operations through 2000.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) Cash and Cash Equivalents and Short-Term Investments

          All highly liquid investments with a maturity of three months or less when purchased are considered cash equivalents and those with a maturity greater than three months are considered short-term investments. Cash and cash equivalents consists of cash on deposit with banks and money market funds stated at cost which approximates fair value. In accordance with Statement of Financial Accounting Standards No. ("SFAS") 115, Accounting for Certain Investments in Debt and Equity Securities, the Company classifies all short-term investments as available-for-sale. Accordingly, these investments are carried at fair value. The fair value of such securities approximates cost and there were no material unrealized gains or losses at December 31, 1998 or 1999. The Company's portfolio of short-term investments at December 31, 1999 matures during 2000. Short-term investments consist of certificates of deposit.

    (b) Concentration of Credit Risk

          Financial instruments which potentially subject the Company to concentrations of credit risk consists of cash and cash equivalents, short-term investments and accounts receivable. The Company maintains its cash and cash equivalents and short-term investments with high quality financial institutions. At times, these accounts may exceed federally insured limits. The Company has not experienced any losses in such bank accounts. The credit risk related to receivables is spread over diverse customers who make up the Company's customer base. The Company believes it is not exposed to significant credit risk related to cash and cash equivalents, short-term investments and accounts receivable.

          One customer accounted for 11% of the Company's accounts receivable at December 31, 1999. During each of the periods presented, no one customer accounted for more than 10% of revenue.

                                E-CENTIVES, INC.

    (c) Fair Value of Financial Instruments

          The carrying amounts of the Company's financial instruments, which include cash equivalents, short-term investments, accounts receivable, accounts payable, accrued expenses, long-term debt and convertible preferred stock, approximate their fair values as of December 31, 1999.

    (d) Property and Equipment

          Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets which range from three to seven years. The costs of leasehold improvements are capitalized and amortized using the straight-line method over the shorter of their estimated useful life or the term of the respective lease.

    (e) Intangibles

          Intangible assets consists of a purchased patent which is amortized over the economic useful life and reviewed for impairment whenever the facts and circumstances indicate that the carrying amount may not be recoverable.

    (f) Revenue Recognition

          Revenue related to providing e-centives is recognized upon the expiration date of the offer. Revenue subject to time-based contracts is recognized ratably over the duration of the contract. Deferred revenue represents the portion of revenue that has not been recognized related to time-based contracts. For contracts based on certain performance or delivery criteria, revenue is recognized in the month performance is delivered to the customer.

    (g) Cost of Revenue

          Cost of revenue represents expenses related to providing online promotions for the Company's marketers, including a portion of the salaries, benefits and related expenses of the Company's client services, network operations and technical services personnel.

    (h) Product Development Costs

          Product development costs include expenses incurred by the Company for research, design and development of the Company's proprietary technology. Product development costs are expensed as incurred. The Company plans on adopting the guidance prescribed by Emerging Issues Task Force ("EITF") Issue No. 00-2 (see Note 2r), Accounting for Web Site Development Costs, as of June 30, 2000.

    (i) Stock-Based Compensation

          The Company accounts for employee stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. ("APB") 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS 123, Accounting for Stock-Based Compensation. Under APB 25, compensation expense is based upon the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price.

    (j) Advertising

          Advertising costs are expensed as incurred. Advertising expense was $710, $472,764 and $3,738,570 during 1997, 1998, and 1999, respectively.

                                E-CENTIVES, INC.

    (k) Income Taxes

          The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (l) Long-Lived Assets

          The Company assesses the recoverability of long-lived assets whenever adverse events or changes in circumstances or business climate indicate that an impairment may have occurred. If the future undiscounted cash flows expected to result from the use of the related assets are less than the carrying value of such assets, an impairment has been incurred and a loss is recognized to reduce the carrying value of the long-lived assets to fair value, which is determined by discounting estimated future cash flows. The Company has not recognized an impairment loss in any of the periods presented.

    (m) Net Income (Loss) Per Share

          The Company computes net income (loss) available per share in accordance with SFAS 128, Earnings Per Share, and SEC Staff Accounting Bulletin No. ("SAB") 98. Under the provisions of SFAS 128 and SAB 98, basic and net income (loss) available per share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) available per share is computed by dividing the net income (loss) for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period. The Company has presented historical basic and diluted net income (loss) available per share in accordance with SFAS 128. As the Company had a net loss in each of the periods presented, basic and diluted net income (loss) available per share is the same.

    (n) Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

    (o) Comprehensive Income

          Effective January 1, 1998, the Company adopted the provisions of SFAS 130, Reporting Comprehensive Income. SFAS 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported as other comprehensive income.

    (p) Segment Information

          The Company operates in a single reportable segment and will evaluate additional segment disclosure requirements as it expands its operations.

                                E-CENTIVES, INC.

    (q) Web Site Development Costs

          The Company currently expenses web site development costs as incurred. Effective July 1, 2000, the Company will apply the standards of EITF 00-2 (see Note 2r), which requires capitalization of certain web site development costs. The Company is currently evaluating the effects of EITF 00-2 on its financial results.

    (r) Recent Accounting Pronouncements

          In June 1998, the Financial Accounting Standards Board issued SFAS 133, Accounting For Derivative Instruments and Hedging Activities. The new standard establishes accounting and reporting standards for derivative instruments including those embedded in other contracts and for hedging activities. This statement, as amended, is effective for all fiscal quarters beginning after June 15, 2000. The Company does not expect SFAS 133 to have a material impact on its financial condition, results of operations or cash flows.

          In May 2000, the Emerging Issues Task Force released Issue No. 00-2, Accounting for Web Site Development Costs. EITF 00-2 establishes standards for determining the capitalization or expensing of incurred costs relating to the development of Internet web sites based upon the respective stage of development. The Issue is effective for fiscal quarters beginning after June 30, 2000 (including costs incurred for projects in process at the beginning of the quarter of adoption). The Company is currently evaluating the effect of EITF 00-2 on its financial results.

          In December 1999, the SEC issued Staff Accounting Bulletin No. ("SAB") 101, Revenue Recognition in Financial Statements, which provides additional guidance in applying generally accepted accounting principles for revenue recognition. The Company believes its revenue recognition policy is in compliance with SAB 101.

    (s) Development Stage Enterprise

          During July 1999, the Company commenced its planned principal operations. Therefore, it is no longer considered a development stage enterprise.

    (t) Unaudited Interim Financial Information

          The unaudited interim financial information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, such information contains all adjustments, consisting of only normal recurring adjustments, considered necessary for fair presentation. The operating results for any interim period are not necessarily indicative of the results for the entire year or for any future periods.

                                E-CENTIVES, INC.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998         1999
                                                              ---------   ----------
Computer equipment..........................................  $ 563,776   $2,046,520
Furniture and equipment.....................................     52,051      127,021
Leasehold improvements......................................     11,394       19,986
                                                              ---------   ----------
                                                                627,221    2,193,527
Less: accumulated depreciation and amortization.............   (188,426)    (609,254)
                                                              ---------   ----------
                                                              $ 438,795   $1,584,273
                                                              =========   ==========

(4) INTANGIBLE ASSET ACQUIRED

     The Company acquired a patent for "Electronic couponing method and apparatus" in April 1999 from SellectSoft, a software developer, for $3,000,000. The patent was recorded at the estimated fair value on the date of the acquisition and is being amortized on a straight-line basis over three years. As of December 31, 1999, the accumulated amortization on the patent was $750,000.

(5) LONG-TERM DEBT

     During 1999, the Company issued two debt instruments totaling $2,000,000. Each instrument has a face value of $1,000,000, bears interest at 7.0 percent and is convertible into Series C Convertible Redeemable Preferred Stock ("Series C") during the period from initial designation of the Series C shares through February 15, 2000 unless extended by the Company. Each note is convertible into the number of shares of Series C equal to the principal amount divided by the original Series C issue price. Upon conversion, all accrued unpaid interest shall be payable in a single installment on the date of conversion.

     As of December 31, 1999, the outstanding balance and the related accrued interest was $2,000,000 and $10,740, respectively.

     On February 18, 2000, the debt was converted into 196,078 shares of Series C stock at $10.20 per share. As a result of this conversion, the debt was classified as long-term as of December 31, 1999.

(6) CONVERTIBLE PREFERRED STOCK

     Convertible preferred stock as of December 31, 1999 consists of the following:

                                                                             SHARES
                                                              AUTHORIZED   OUTSTANDING
                                                              ----------   -----------
Series A....................................................  2,000,000     1,700,000
Series B....................................................  3,000,000     2,500,000
                                                              ---------     ---------
                                                              5,000,000     4,200,000
                                                              =========     =========

     The holders of the preferred stock have various rights and preferences as follows:

    (a) Voting Rights and Protective Provisions

          The Series A and Series B stockholders may vote with the common stock as a single class on all actions to be taken by the stockholders.

                                E-CENTIVES, INC.

    (b) Dividends

          Series A stock accrues cumulative dividends at a rate of 5 percent per share per annum whether or not the dividends are declared by the Board of Directors. Unpaid and undeclared dividends on the Series A stock was approximately $563,125 and $945,625 as of December 31, 1998 and 1999, respectively.

    (c) Liquidation

          Series A stock, par value of $.01, is senior to all other issuances of stock in liquidation. In the event of liquidation as defined in the Preferred Stock Purchase Agreements, the Series A stockholders are entitled to receive a preferential liquidating distribution of $4.50 per share plus any unpaid cumulative dividends, whether or not declared.

          In the event of liquidation as defined in the Preferred Stock Purchase Agreements, the Series B stockholders are entitled to receive a preferential liquidating distribution of $6 per share, in preference to common stockholders.

    (d) Conversion

          The Series A and Series B stock are convertible on a one-for-one basis into shares of common stock at the option of the holder. The Series A and Series B stock are automatically converted into common stock in the event of an initial public offering of shares of common stock in which the price paid per share by the public is at least $10.00 and gross proceeds are at least $10,000,000.

(7) RELATED PARTY TRANSACTION

     In July 1996, the Company entered into a consulting agreement with Friedli Corporate Finance, Inc. ("FCF"). Peter Friedli, President of FCF, is related to the Company through his direct and indirect ownership of 56,500 shares of common stock, 24,000 shares of Series A Convertible Preferred Stock, 60,000 shares of Series B Convertible Preferred Stock and 112,000 warrants. The agreement expires during December 2004.

     Under the agreement, FCF provides services to the Company in the form of consultation, advice and other assistance upon the Company's request. Such services may include, but are not limited to, (a) providing general business, financial and investment advice to the Company during the term of the agreement, and (b) serving as liaison between FCF clients/investors and the Company by disseminating information to such investors on behalf of the Company. Consulting expense under the FCF agreement was approximately $63,000, $63,000 and $87,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

     During 1999, the Company issued a convertible long-term debt instrument for $1,000,000 to an investment group controlled by FCF.

(8) STOCK COMPENSATION

    (a) Stock Options

          The Company has a stock option plan which provides for the granting of options to directors and employees of the Company to purchase shares of its common stock within prescribed periods. The options generally vest over four years, one-fourth of the shares on each of the first through fourth anniversaries of the date of grant, and expire ten years after the grant date. As of December 31, 1999, the Company has reserved 3,200,000 shares of common stock for issuance under the plan.

                                E-CENTIVES, INC.

          During 1997 and 1998, 100,018 performance-based option grants were made to certain key employees at an exercise price of $2.50. During 1999, 160,400 additional performance-based option grants were made to certain key employees, with an exercise price of $2.50 for 50,000 of these options and $3.50 for the remaining 110,400 options. Compensation expense of $1,200,972 was recorded in 1999 related to these options.

          The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options rather than the alternative fair value accounting method allowed by SFAS 123. APB 25 provides that compensation expense relative to the Company's employee stock options is measured based upon the intrinsic value of the stock option. SFAS 123 requires companies that continue to follow APB 25 to provide pro forma disclosure of the impact of applying the fair value method of SFAS 123.

          In accordance with APB 25, the Company recorded equity-based compensation expense of $372,224 relating to options to purchase 960,800 shares granted in 1999 equal to the difference between the fair market value of the Company's common stock on the grant date and the exercise price of the options. Had compensation expense for the Company's stock option plan been determined based upon the fair value methodology under SFAS 123, the Company's net loss would have increased to these pro forma amounts:

                                                       YEAR ENDED DECEMBER 31,
                                               ----------------------------------------
                                                  1997          1998           1999
                                               -----------   -----------   ------------
Net loss applicable to common stockholders:
  As reported................................  $(2,665,219)  $(4,949,878)  $(17,071,831)
  Pro forma..................................   (2,673,418)   (4,998,884)   (17,201,893)
Basic and diluted net loss per share:
  As reported................................  $     (0.56)  $     (1.02)  $      (3.51)
  Pro forma..................................        (0.57)        (1.03)         (3.53)

          The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model on the date of grant using the following assumptions:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              1997   1998   1999
                                                              ----   ----   ----
Risk-free interest rates....................................  5.7%   4.6%   6.4%
Expected lives (in years)...................................  5.0    5.0    5.0
Dividend yield..............................................   --     --     --
Expected volatility.........................................   --     --     --

          The weighted-average fair value of stock options granted during 1997, 1998 and 1999 was $0.58, $0.53, and $4.46, respectively.

                                E-CENTIVES, INC.

     A summary of the Company's stock option activity and weighted average exercise price is as follows:

                                                               SHARES     PRICE
                                                              ---------   -----
Balance, December 31, 1996..................................     15,000   $0.25
Granted.....................................................    250,736    2.29
Exercised...................................................         --      --
                                                              ---------
Balance, December 31, 1997..................................    265,736    2.18
Granted.....................................................    381,500    2.50
Exercised...................................................         --      --
                                                              ---------
Balance, December 31, 1998..................................    647,236    2.37
Granted.....................................................  1,183,300    2.95
Exercised...................................................    (14,375)   1.72
Canceled....................................................    (65,125)   2.33
                                                              ---------
Balance, December 31, 1999..................................  1,751,036   $2.77
                                                              =========

          The following table summarizes information concerning currently outstanding and exercisable options at December 31, 1999:

              OPTIONS OUTSTANDING
           -------------------------
                          WEIGHTED-
             NUMBER        AVERAGE       OPTIONS
           OUTSTANDING    REMAINING    EXERCISABLE
EXERCISE       AT        CONTRACTUAL       AT
 PRICE      12/31/99        LIFE        12/31/99
--------   -----------   -----------   -----------
 $0.25         15,000     6.8 years       11,250
 $1.00         20,000     7.0 years       10,000
 $2.50      1,180,736     8.8 years      612,427
 $3.50        535,300     9.7 years       30,000
            ---------                    -------
            1,751,036     9.4 years      663,677
            =========                    =======

    (b) Warrants

          The Company has issued warrants to purchase common shares in connection with several equity issuances. The 1997 grant was in connection with the issuance of Series A preferred stock. The 1999 grant was in connection with the issuance of Series B preferred stock. The following table sets forth the warrants outstanding and their weighted average exercise price:

                                                              SHARES    PRICE
                                                              -------   -----
Balance, December 31, 1996..................................   60,000   $0.10
Granted.....................................................  170,000    4.50
Exercised...................................................       --      --
                                                              -------
Balance, December 31, 1997..................................  230,000    3.35
Granted.....................................................       --      --
Exercised...................................................       --      --
                                                              -------
Balance, December 31, 1998..................................  230,000    3.35
Granted.....................................................  250,000    6.00
Exercised...................................................       --      --
                                                              -------
Balance, December 31, 1999..................................  480,000   $4.73
                                                              =======

                                E-CENTIVES, INC.

          As of December 31, 1997, 1998 and 1999, all of the warrants were exercisable on a one-for-one basis into shares of common stock at the option of the holder. As of December 31, 1999, the remaining life of all outstanding warrants was 4 years.

(9) COMMITMENTS

     (a) Leases

          The Company is obligated under one noncancelable operating lease for office space. As of December 31, 1999, the future minimum lease obligation under this noncancelable operating lease approximates $196,000 for 2000. The lease expires in September 2000.

          Rent expense under operating leases was approximately $130,000, $185,000 and $357,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

   (b) Partner Payments

          During March 1999, the Company entered into a two-year agreement with the operator of a high-traffic Internet site. This agreement requires monthly payments commencing in March 1999 and totaling approximately $540,000 over the two-year term of the agreement for sponsorship and advertising fees. Such amount is being accrued ratably into sales and marketing expense over the term of the agreement. In return for these fees, the partner must run a specified number of the Company's advertising banners and promotional placements on its high-traffic Internet site. The term of the contract will be extended if this specified number is not met within the two-year period.

          During May 1999, the Company entered into another agreement with the operator of a high-traffic Internet site requiring a payment of $250,000 at inception of the contract and monthly payments totaling approximately $350,000 over the two-year term of the agreement, commencing in September 1999. These payments are for the placement of a specified number of the Company's advertising banners and promotional placements on the partner's Internet site. The initial payment is included in prepaid expenses and is being amortized ratably into sales and marketing expense over the term of the agreement. The monthly payments are being accrued ratably into sales and marketing expense over the term of the agreement.

          In November 1999, the Company renegotiated two partner agreements entered into in September 1998, thereby eliminating the agreements' revenue share provisions and changing the future payments due. All future payments made in conjunction with both of these renegotiated agreements are recognized as sales and marketing expense. For one of the partner agreements, in 1999, the Company made an additional quarterly payment of $150,000. The renegotiated contract changed the remaining payment structure from quarterly payments totaling $600,000 to equal monthly installments totaling $300,000, commencing November 1999. For the other 1998 partner agreement, the Company is obligated to make one additional payment (for total monthly payments approximating $420,000) as the term of the agreement was extended by one month due to the renegotiated contract. All contractual partner payments referred to above are being accrued ratably into sales and marketing expense over the terms of the respective agreements.

          The Company's commitment related to all partner agreements for the years 2000 and 2001 is approximately $1,273,000 and $308,000, respectively.

   (c) Employment Agreements

          The Company has employment agreements with certain officers and employees. The Company also has bonus agreements with certain officers and employees as defined in the agreements.

                                E-CENTIVES, INC.

(10) INCOME TAXES

     No provision for federal or state income taxes has been recorded as the Company incurred net operating losses for all periods presented. As of December 31, 1999, the Company had net operating loss carryforwards available to offset future taxable income of approximately $12,728,000 which will expire between 2011 and 2019. Further, as a result of certain capital transactions, an annual limitation on the future utilization of the net operating loss carryforward may have occurred. The actual income tax benefit differed from the income tax benefit which would be computed based upon the statutory federal tax rates as a result of recording of a valuation allowance. The valuation allowance was recorded as it is not more likely than not that the deferred tax assets will be recoverable.

     Temporary differences that give rise to deferred tax assets and liabilities at December 31, 1998 and 1999 are as follows:

                                                                1998          1999
                                                             -----------   -----------
Deferred tax assets/liabilities:
  Net operating loss and general business credits
     carryforwards.........................................  $ 1,005,296   $ 5,212,842
  Start-up costs and organizational costs..................    1,944,574     3,439,739
  Deferred compensation....................................           --       474,984
  Property and equipment...................................      (13,498)      (21,290)
  Intangible assets........................................           --       237,300
  Accrued expenses.........................................           --        26,368
  Other....................................................           10            --
                                                             -----------   -----------
          Total gross deferred tax assets (liabilities)....    2,936,382     9,369,943
Less: valuation allowance..................................   (2,936,382)   (9,369,943)
                                                             -----------   -----------
          Net deferred tax assets (liabilities)............  $        --   $        --
                                                             ===========   ===========

     Based upon the projections for future taxable income over the periods in which the net operating loss carryforwards are available to reduce income taxes payable, management has established a valuation allowance such that the net deferred tax asset is $0 at December 31, 1998 and 1999. The valuation allowance for deferred tax assets (liabilities) as of January 1, 1998 and 1999 was $975,384 and $2,936,382, respectively. The net change in the valuation allowance for the years ended December 31, 1998 and 1999, was an increase of $1,960,998 and $6,433,561, respectively.

(11) BASIC AND DILUTED NET LOSS PER SHARE

     The Company computes net income (loss) per share in accordance SFAS 128, Earnings Per Share, which requires certain disclosures relating to the calculation of earnings (loss) per common share. The following represents a reconciliation of the numerators and denominators of the basic and diluted earnings per common share computations for net income (loss).

                                                               YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                          1997          1998           1999
                                                       -----------   -----------   ------------
Net loss.............................................  $(2,484,594)  $(4,567,378)  $(16,689,331)
Preferred stock dividend requirements................     (180,625)     (382,500)      (382,500)
                                                       -----------   -----------   ------------
Net loss applicable to common stockholders...........  $(2,665,219)  $(4,949,878)  $(17,071,831)
                                                       ===========   ===========   ============
Weighted average shares of common stock
  outstanding........................................    4,726,882     4,860,000      4,869,601
                                                       ===========   ===========   ============
Basic and diluted net loss per common share..........  $     (0.56)  $     (1.02)  $      (3.51)
                                                       ===========   ===========   ============

                                E-CENTIVES, INC.

     Diluted net loss applicable to common stockholders for the years ended December 31, 1997, 1998 and 1999 excludes convertible preferred stock, stock options, and warrants at a weighted average price of $4.09, $3.86 and $4.64, respectively, due to their antidilutive effect.

(12) CONTINGENCIES

     In 1998, the Company was named as the defendant in a lawsuit alleging patent infringement. The Company filed counterclaims alleging invalidity of the patent and interference with their prospective economic advantage and is seeking damages and injunctive relief.

     In April 1999, the Company initiated a separate lawsuit against the same company alleging infringement of the patent acquired from SellectSoft in 1999.

     In management's opinion, based upon discussion with legal counsel and other considerations, the ultimate resolution of these matters will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

(13) INTERIM FINANCIAL INFORMATION (UNAUDITED)

    Series C Convertible Redeemable Preferred Stock

     On January 19, 2000, the Company amended and restated its Articles of Incorporation to authorize 2,330,000 shares of Series C convertible redeemable preferred stock ("Series C stock") with a par value of $.01. On February 18, 2000, the Company issued 2,328,434 shares of Series C stock at a price of $10.20 per share and approximate total proceeds of $23,800,000 including $2,000,000 related to the conversion of long-term debt.

    (a) Voting Rights and Protective Provisions

          The Series C stockholders may vote with the common stock as a single class on all actions to be taken by the stockholders.

    (b) Dividends

          The holders of Series C shares shall be entitled to receive dividends when and as declared by the Board of Directors.

    (c) Liquidation

          Series C stock is senior to all other issuances of stock in liquidation. In the event of liquidation as defined in the Preferred Stock Purchase Agreements, the Series C stockholders are entitled to receive an amount equal to the original share price paid plus any declared and unpaid dividends. As of March 31, 2000, the liquidation value of the Series C stock was $23,750,026.

    (d) Conversion

          The Series C stock is convertible on a one-for-one basis into shares of common stock at the option of the holder. The Series C stock is automatically converted into common stock upon the earliest of: (i) in the event of an initial public offering of shares of common stock in which the gross proceeds are least $20,000,000 and an offering price per share greater than or equal to 150% of the then-applicable conversion price; or
     (ii) upon the written consent of the holders of at least 66 2/3% of the Series C shares then outstanding.

                                E-CENTIVES, INC.

    (e) Redemption

          Holders of a majority of the outstanding Series C shares may elect, at any time and from time to time on and after December 31, 2004, to have the Company redeem all then outstanding Series C shares at the original purchase price plus any declared but unpaid dividends.

    (f) Warrants

          In conjunction with this preferred stock sale, the Company issued warrants to purchase 119,485 shares of common stock at $10.20 per share. These warrants were valued at $773,068.

          New Partner Agreement

          During February 2000, the Company entered into a new agreement with one of its existing partners whereby members will be registered through the partner's registration process. The partner has agreed to provide the Company with at least 12,000,000 new members during the three-year term of the agreement in exchange for a per member fee. Over the term of the agreement, the Company is obligated to make a total of $19,650,000 in payments for these members, payable at $1,637,500 on a quarterly basis. Such payments will be accrued into sales and marketing expense as these members are provided over the term of the agreement.

          In addition, the partner will purchase a minimum of $3,750,000 of electronic incentives over the three-year term for resale to their advertising clients.

          This partner participated in the Series C financing round in February 2000.

             ------------------------------------------------------
             ------------------------------------------------------

     You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy common stock in any circumstances under which the offer or solicitation is unlawful.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary...................     1
Risk Factors.........................     7
Use of Proceeds......................    18
Dividend Policy......................    18
Capitalization.......................    19
Dilution.............................    20
Selected Financial Data..............    21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    23
Business.............................    28
Management...........................    39
Related Party Transactions...........    45
Principal Stockholders...............    47
Description of Capital Stock and the
  Company............................    49
Shares Eligible for Future Sale......    55
Underwriting.........................    57
Legal Matters........................    62
Experts..............................    62
Where You Can Find More
  Information........................    63
Index to Consolidated Financial
  Statements.........................   F-1

     UNTIL           , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE THESE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
                                     SHARES

                               [E-CENTIVES LOGO]

                                E-CENTIVES, INC.
                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------

                               SWISSFIRST BANK AG
                                 PICTET & CIE.

                                           , 2000

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various fees and expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered hereby. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the SWX New Market listing fee.

                                                               AMOUNT
                                                              --------
SEC registration fee........................................  $
SWX New Market listing fee..................................
Blue sky qualification fees and expenses....................
Accounting fees and expenses................................
Legal fees and expenses.....................................
Printing and engraving expenses.............................
Transfer agent and registrar fees...........................
Miscellaneous expenses......................................
                                                              --------
          Total.............................................  $
                                                              ========

---------------

* To be provided supplementally.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our restated certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent authorized by, and subject to the conditions set forth in the Delaware General Corporation Law, except that we will indemnify a director or officer in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by our board of directors. The indemnification provided under our restated certificate of incorporation and bylaws includes the right to be paid by us the expenses (including attorneys' fees) in advance of any proceeding for which indemnification may be had in advance of its final disposition, provided that the payment of such expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of such director or officer to repay all amounts so paid in advance if it is ultimately determined that such director or officer is not entitled to be indemnified. Pursuant to our bylaws, if a claim for indemnification is not paid by us within 60 days after we have received a written claim, the claimant may at any time thereafter bring an action against us to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such action.

     As permitted by the Delaware General Corporation Law, our restated certificate of incorporation provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit. As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     Under our bylaws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person's status as such, and related expenses, whether or not we would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law. We maintain director and officer liability insurance on behalf of our directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The information presented below does not reflect the conversion of our preferred stock into common stock upon the closing of the offering:

     (a) In October 1996, we sold an aggregate of 1,000,000 shares of common stock to Joyce, Ltd., Pine, Inc., Peter Friedli and Savetech, Inc. for aggregate consideration of $250,000. In connection with this transaction, we granted Peter Friedli and an accredited investor warrants exercisable for an aggregate of 60,000 shares of common stock at an exercise price of $.10 per share. These shares and warrants were issued without registration under the Securities Act of 1933, in reliance upon an exemption from registration under Section 4(2) thereof and Regulation S thereunder.

     (b) In December 1996, we sold an aggregate of 500,000 shares of common stock to four institutional and/or accredited investors for aggregate consideration of $500,000. These securities were issued without registration under the Securities Act in reliance upon exemptions from registration under
Section 4(2) thereof and Regulation S thereunder.

     (c) In February 1997, we sold an aggregate of 900,000 shares of common stock to four institutional and/or accredited investors for aggregate consideration of $2.25 million. These securities were issued without registration under the Securities Act in reliance upon exemptions from registration under Section 4(2) thereof and Regulation S thereunder.

     (d) In July 1997, we sold 1,700,000 shares of Series A convertible preferred stock to 15 institutional and/or accredited investors for aggregate consideration of $7,650,000. In connection with this transaction, we granted Peter Friedli, Spring Technology Corp. and Pine, Inc. warrants exercisable for an aggregate of 170,000 shares of common stock at an exercise price of $4.50 per share. These securities were issued without registration under the Securities Act in reliance upon exemptions from registration under Section 4(2) thereof and Regulation S thereunder.

     (d) In February 1999, we sold 2,500,000 shares of Series B convertible preferred stock to eight institutional and/or accredited investors for aggregate consideration of $15 million. In connection with this transaction, we granted 11 institutional and/or accredited investors warrants exercisable for an aggregate of 250,000 shares of common stock at an exercise price of $6.00 per share. These securities were issued without registration under the Securities Act in reliance upon exemptions from registration under Section 4(2) thereof and Regulation S thereunder.

     (e) In February 2000, we sold 2,328,434 shares of our Series C convertible preferred stock to 15 institutional and/or accredited investors for an aggregate consideration of $23,750,026. In connection with this transaction we granted our placement agent, Deutsche Banc Alex. Brown, a warrant to purchase 119,485 shares of common stock at a price of $10.20 per share. These securities were issued without registration under the Securities Act in reliance upon exemptions from registration under Section 4(2) thereof and Regulations D and S thereunder.

     (g) Between October 24, 1996 and March 31, 2000, we granted options to purchase a total of 2,285,600 shares of common stock under our 1996 stock option plan to certain of its employees and directors. During that period, three optionees exercised options to purchase 19,375 shares of common stock. These securities were issued without registration under the Securities Act in reliance upon an exemption from registration under Securities Act Rule 701.

     None of the foregoing transactions was effected with an underwriter.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

     See Index to Exhibits.

  (b) Financial Statement Schedules

     See Schedule II attached.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as may be required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in the form of prospectus filed by the registrant pursuant to rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bethesda, State of Maryland, on July 28, 2000.

                                            E-CENTIVES, INC.

                                            By:      /s/ KAMRAN AMJADI
                                              ----------------------------------
                                                        Kamran Amjadi
                                                 Chairman and Chief Executive
                                                            Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Sullivan and Jason Karp, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement relating to this registration statement under rule 462 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

                        NAME                                         TITLE                    DATE
                        ----                                         -----                    ----

                  /s/ KAMRAN AMJADI                    Chairman and Chief Executive       July 28, 2000
-----------------------------------------------------    Officer (Principal Executive
                    Kamran Amjadi                        Officer)

                 /s/ MEHRDAD AKHAVAN                   President, Chief Operating         July 28, 2000
-----------------------------------------------------    Officer, Secretary and Director
                   Mehrdad Akhavan

                /s/ MICHAEL SULLIVAN                   Chief Financial Officer and        July 28, 2000
-----------------------------------------------------    Treasurer (Principal Financial
                  Michael Sullivan                       and Accounting Officer)

                                                       Director                           July 28, 2000
-----------------------------------------------------
                    Peter Friedli

                  /s/ JAMES CACCAVO                    Director                           July 28, 2000
-----------------------------------------------------
                    James Caccavo

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
e-centives, Inc.:

     Under date of June 20, 2000, we reported on the balance sheets of e-centives, Inc. as of December 31, 1998 and 1999 and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999 which are included in this Registration Statement. In connection with our audits of the aforementioned financial statements, we also audited the related financial statement schedule. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

     In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

KPMG LLP
McLean, Virginia
June 20, 2000

                                  SCHEDULE II
                                E-CENTIVES, INC.

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

           COLUMN A               COLUMN B             COLUMN C             COLUMN D     COLUMN E
           --------              ----------    -------------------------    --------    ----------
                                               ADDITIONS       CHARGED                   BALANCE
                                 BALANCE AT    CHARGED TO     TO OTHER      AMOUNTS       AT END
                                 BEGINNING     COSTS AND      ACCOUNTS      WRITTEN         OF
        CLASSIFICATION           OF PERIOD      EXPENSES     DESCRIBE(1)      OFF         PERIOD
        --------------           ----------    ----------    -----------    --------    ----------
Year ended December 31, 1997
Allowance for doubtful
  accounts.....................  $       --    $       --      $    --        $--       $       --
                                 ==========    ==========      =======        ===       ==========
Valuation allowance on deferred
  tax asset....................  $   81,578    $  893,806      $    --        $--       $  975,384
                                 ==========    ==========      =======        ===       ==========
Year ended December 31, 1998
Allowance for doubtful
  accounts.....................  $       --    $       --      $    --        $--       $       --
                                 ==========    ==========      =======        ===       ==========
Valuation allowance on deferred
  tax asset....................  $  975,384    $1,960,998      $    --        $--       $2,936,382
                                 ==========    ==========      =======        ===       ==========
Year ended December 31, 1999
Allowance for doubtful
  accounts.....................  $       --    $       --      $27,125        $--       $   27,125
                                 ==========    ==========      =======        ===       ==========
Valuation allowance on deferred
  tax asset....................  $2,936,382    $6,433,561      $    --        $--       $9,369,943
                                 ==========    ==========      =======        ===       ==========

---------------

(1) deferred revenue

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           1.1           Form of Underwriting Agreement.*
           3.1.1         Certificate of Incorporation of e-centives, Inc., as
                            amended.
           3.1.2         Form of Amended and Restated Certificate of Incorporation of
                            e-centives, Inc. to be filed after the closing of this
                            offering.*
           3.2           Certificate of Elimination to Certificate of Designations,
                            Rights and Preferences of Series C Convertible Preferred
                            Stock of e-centives, Inc.*
           3.3           Bylaws of e-centives, Inc.
           4.1           Specimen certificate representing the Common Stock.*
           4.2           Registration Rights Agreement, dated February 18, 2000, by and among e-centives, Inc. and certain stockholders named
                            therein.
           5             Opinion of Hogan & Hartson L.L.P.*
          10.1           1996 Stock Incentive Plan.
          10.2           e-centives -- Excite@Home Co-Branding Agreement, dated
                            February 16, 2000, by and between e-centives, Inc. and At
                            Home Corporation.*
          10.3           Technology and Marketing Agreement, dated May 13, 1999, by and between e-centives, Inc. and ZDNet, as amended.*
          10.4           Internet Data Center Services Agreement, dated March 23,
                            1998, by and between e-centives, Inc. and Exodus
                            Communications, Inc.
          10.5           Employment Agreement for Kamran Amjadi, dated May 8, 1998.
          10.6           Employment Agreement for Mehrdad Akhavan, dated May 8, 1998.
          10.7           Lease Agreement, dated September 23, 1997, by and between
                            e-centives, Inc. and Democracy Associates Limited
                            Partnership, as amended and modified on June 29, 2000.
          23.1           Consent of KPMG LLP.
          23.2           Consent of Hogan & Hartson L.L.P. (included in Exhibit 5).
          24.1           Power of Attorney (included in signature pages).
          27.1           Financial Data Schedule.

---------------

* to be filed by amendment